UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FIRST AMERICAN FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 9, 2012

Dear Fellow Stockholder,

You are cordially invited to attend our annual meeting of stockholders at 1 p.m., Pacific time, on May 15, 2012, at the executive offices of First American Financial Corporation, located at 1 First American Way, Santa Ana, California 92707.

With this letter, we are including the notice for the annual meeting, the proxy statement and the proxy card. We are also including a copy of our 2011 annual report. A map and directions to our executive offices can be found on the inside back cover of the proxy statement.

We have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

Your vote is important. Whether or not you plan on attending the annual meeting on May 15, 2012, we hope you will vote as soon as possible.

Thank you for your continued support of First American Financial Corporation.

Parker S. Kennedy Chairman of the Board	Dennis J. Gilmore Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 15, 2012

The annual meeting of stockholders of First American Financial Corporation, a Delaware corporation (our “Company”), will be held at 1 p.m., Pacific time, on May 15, 2012, at the executive offices of the Company, located at 1 First American Way, Santa Ana, California 92707, for the following purposes:

1.	To elect the three persons named in the accompanying proxy statement to serve as Class II directors on our board of directors to serve for a three year term;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To approve the performance criteria under the Company’s 2010 Incentive Compensation Plan to allow for awards under that plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on March 23, 2012, are entitled to notice of the meeting and an opportunity to vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 15: First American Financial Corporation’s notice of annual meeting and proxy statement, annual report and other proxy materials are available at www.firstam.com/proxymaterials.

We hope you will attend the meeting to vote in person. However, if you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the questions and answers commencing on page 2 of the proxy statement and the instructions on the proxy card.

Kenneth D. DeGiorgio

Executive Vice President

and Secretary

Santa Ana, California

April 9, 2012

PROXY STATEMENT

Solicitation of Proxies by the Board of Directors

First American Financial Corporation’s Notice of Annual Meeting, Proxy Statement,

Annual Report and other proxy materials are available at

www.firstam.com/proxymaterials

Our board of directors (our “Board”) is soliciting proxies from holders of our common stock for use at the annual meeting of our stockholders to be held on May 15, 2012, at 1 p.m., Pacific time. The meeting will be held at the executive offices of First American Financial Corporation, a Delaware corporation (our “Company” or “First American”), located at 1 First American Way, Santa Ana, California 92707. We have included a map and directions to our executive offices on the inside back cover of the proxy statement for your convenience.

We are mailing this proxy statement and the enclosed proxy card, notice of annual meeting, chairman’s letter and 2011 annual report to our stockholders on or about April 11, 2012. In lieu of a proxy card, holders of shares held in street name through a bank, broker or other nominee are receiving a voting instruction form from their bank, broker or other nominee. As used herein, references to “proxy” or “proxy card” also refer to the voting instruction form provided to street name holders.

The remainder of this proxy statement has been divided into three sections. You should read all three sections.

I.	Questions and answers: This section provides answers to a number of frequently asked questions.

II.	Proposals to be voted on: This section provides information relating to the proposals to be voted on at the stockholders’ meeting.

III.	Required information: This section contains information that is required by law to be included in this proxy statement and which has not been included in Sections I or II.

I.    QUESTIONS AND ANSWERS

Why have I been sent these proxy materials?

Our Board has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a stockholder of our Company, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

The matters scheduled to be voted on at the meeting are:

•

the election of three persons to serve on the Board as Class II directors until the next annual meeting at which Class II directors are elected or as soon as their successors are duly elected and qualified;

•	an advisory vote to approve executive compensation, which we will refer to as a “Say on Pay” vote;

•

the approval of the performance criteria under our 2010 Incentive Compensation Plan to allow for awards under that plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

•	the ratification of the Company’s selection of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the 2012 fiscal year; and

•	any other business properly raised at the meeting or any postponement or adjournment thereof.

At the time this proxy statement was mailed, our Board was not aware of any other matters to be voted on at the annual meeting.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote “FOR”: (1) all of its nominees for director; (2) the Say on Pay proposal; (3) approval of the performance criteria under our 2010 Incentive Compensation Plan; and (4) the ratification of PwC as our Company’s independent registered public accounting firm for the 2012 fiscal year.

Who may attend the annual meeting?

All stockholders of the Company.

Who is entitled to vote?

Stockholders of record as of the close of business on March 23, 2012, the record date, or those with a valid proxy from a bank, brokerage firm or similar organization that held our shares on the record date are entitled to vote on the matters to be considered at the annual meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How many shares are entitled to vote at the meeting?

As of the record date, 106,027,208 shares of our common stock, par value $0.00001 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each proposal.

How many votes are needed to elect each director?

Those candidates receiving the highest number of affirmative votes, up to the number of Class II directors to be elected, will be elected as Class II directors.

Who are the director nominees?

The three nominees for Class II directors are:

George L. Argyros	Herbert B. Tasker
Dennis J. Gilmore

See page 8 for biographical information regarding the nominees.

How many votes are needed to approve, on an advisory basis, the Company’s executive compensation?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to approve, on an advisory basis, the Company’s executive compensation presented herein.

Is the Board of Directors bound by the Say on Pay vote?

No. The Say on Pay vote is advisory and non-binding.

What is the 2010 Incentive Compensation Plan?

The Company’s 2010 Incentive Compensation Plan provides for the grant of certain incentive awards to non-employee directors of the Company and to eligible employees, including officers, of the Company and any subsidiaries and affiliates. Providing such awards allows us to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such individuals with the interests of our stockholders.

How many votes are needed to approve the performance criteria under the 2010 Incentive Compensation Plan?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to approve the performance criteria under the 2010 Incentive Compensation Plan to allow for awards under that plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

How many votes are needed to ratify PwC as the Company’s independent registered public accounting firm?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to ratify PwC as the Company’s independent registered public accounting firm.

What happens if the Company’s choice of PwC as its independent registered public accounting firm is not ratified by the stockholders?

If the stockholders do not ratify PwC as the Company’s independent registered public accounting firm for the 2012 fiscal year, the audit committee of the Board (the “Audit Committee”) will reconsider its choice of PwC as the Company’s independent registered public accounting firm and may retain a different independent registered public accounting firm; however, the Audit Committee may nonetheless determine that it is in the Company’s, and its stockholders’, best interests to retain PwC as the Company’s independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm, the Audit Committee may at any time determine that it is in the Company’s, and its stockholders’, best interests to retain a different firm.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways:

You may vote by mail.

You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions accompanying the proxy card. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy by telephone.

You may vote on the Internet.

You do this by following the instructions accompanying the proxy card. If you submit your proxy on the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy on the Internet.

You may vote in person at the meeting.

You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank, broker or other nominee), you must request and receive, prior to the meeting, a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting and you must present the legal proxy at the meeting in order to vote your shares.

What happens if I sign and return my proxy card, but don’t mark my votes?

Dennis J. Gilmore, chief executive officer, or Kenneth D. DeGiorgio, executive vice president, will vote your shares as proxies in accordance with the recommendations of the Board reflected herein.

Can I revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing and returning another proxy card with a later date;

•	if you are a stockholder of record, submitting written notice of your revocation to our secretary at our mailing address on the cover page of this proxy statement;

•	submitting your proxy by telephone or on the Internet (only your latest proxy is counted); or

•

voting in person at the meeting, provided that if your shares are held in street name (in the name of a bank, broker or other nominee), you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Please note that any change to your proxy that is provided by telephone or the Internet must be submitted by 12:00 p.m. Central time on May 14, 2012.

What happens if my shares are held under the name of a brokerage firm?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under New York Stock Exchange, or NYSE, rules to vote customers’ unvoted shares on certain “routine” matters. We believe that the proposal to ratify the selection of the Company’s independent registered public accounting firm is a routine matter under NYSE rules. If you do not submit your proxy, your brokerage firm has discretion to either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Please note that, pursuant to NYSE rules, the election to the Board of the three nominees named in this proxy statement is considered a non-routine matter. Accordingly, if you are a street name holder and do not submit your proxy to your broker, your broker will not have discretion to vote your shares with respect to that proposal. The Say on Pay and 2010 Incentive Compensation Plan proposals are similarly considered non-routine matters under NYSE rules.

We encourage you to provide instructions to your brokerage firm by submitting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the votes?

An employee of the Company’s transfer agent will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Without a quorum, no business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the shares represented at the annual meeting, either in person or by proxy, may adjourn the annual meeting to another date, time and place. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

What is a “broker non-vote” and how is it treated?

A “broker non-vote” occurs with respect to a proposal if the proposal is considered non-routine under applicable NYSE rules (as described above) and the broker has not received voting instructions from a beneficial owner and therefore does not have the discretionary authority to vote shares held by the beneficial owner with respect to such proposal. Broker non-votes are treated as present for purposes of establishing the presence or absence of a quorum. A broker non-vote on the election of directors will not affect the outcome of the election, since no absolute number of affirmative votes is required. Broker non-votes will not count as votes cast “for” or “against” the Say on Pay proposal or the 2010 Incentive Compensation Plan proposal and will have no effect on the results of those proposals. We do not anticipate broker non-votes occurring with respect to the ratification of auditor proposal since that matter is routine under applicable NYSE rules.

How are abstentions treated?

Abstentions are treated as present and entitled to vote, but are not treated as votes cast “for” or “against” a proposal. Because the election of directors proposal is determined by a plurality of the votes cast, abstentions have no effect on that proposal. However, since the proposal to ratify the selection of the Company’s independent public registered accounting firm, the proposal to approve the performance criteria under the 2010 Incentive Compensation Plan and the Say on Pay proposal require the affirmative vote of a majority of the shares present and entitled to vote, abstentions will have the same effect as a vote “against” those proposals.

What percentage of stock do the directors and executive officers own?

Together, they owned approximately 5.3% of our common stock as of the record date. See pages 21 through 22 for more details.

When are stockholder proposals for our next annual meeting due in order to be included in the proxy statement?

We will consider proposals submitted by stockholders for inclusion in the proxy statement for the annual meeting to be held in 2013 if they are received no later than December 12, 2012. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one year anniversary of the date of the current annual meeting. See page 70 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

The Company. We will also pay brokers and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own our common stock.

Who may solicit proxies?

In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been engaged by the Company to solicit proxies at an estimated cost of $12,500 plus reimbursement of reasonable expenses.

How will solicitors contact me?

People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Who are the largest principal stockholders outside of management?

The following table lists as of the record date the persons or groups of stockholders who are known to us to be the beneficial owners of 5% or more of our common stock. The information regarding beneficial owners of 5% or more of our common stock was gathered by us from the filings made by such owners with the Securities and Exchange Commission (the “SEC”) or from informal sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the table headed “Security Ownership of Management” on pages 21 through 22 for that information.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Ariel Investments, LLC(1)	8,932,309	8.4%
T. Rowe Price Associates, Inc.(2)	8,130,039	7.7%
BlackRock Inc.(3)	7,832,459	7.4%
Capital Research Global Investors(4)	5,687,875	5.4%

(1)	According to a Schedule 13G filed on February 14, 2012, as of December 31, 2011, Ariel Investments, LLC beneficially owned 8,932,309 shares of our common stock and had sole voting power over 8,706,144 shares and sole dispositive power over 8,922,184 shares. The address for Ariel Investments is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(2)	According to a Schedule 13G filed on February 8, 2012, as of December 31, 2011, T. Rowe Price Associates, Inc. had sole voting power over 1,076,400 shares and sole dispositive power over 8,130,039 shares of our common stock. T. Rowe Price Associates sponsors and serves as investment advisor for various registered investment companies, including T. Rowe Price Mid-Cap Value Fund, Inc., which had sole voting power over 6,988,324 shares but no dispositive powers. T. Rowe Price Associates disclaims beneficial ownership of such securities. The address of T. Rowe Price Associates and T. Rowe Price Mid-Cap Value Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)

According to a Schedule 13G filed on February 13, 2012, as of December 31, 2011, BlackRock Inc. beneficially owned 7,832,459 shares of our common stock and had sole voting and dispositive power over all 7,832,459 shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)	According to a Schedule 13G filed on February 14, 2012, as of December 31, 2011, Capital Research Global Investors, a division of Capital Research and Management Company, was deemed to be the beneficial owner of 5,687,875 shares of our common stock as a result of Capital Research and Management Company acting as investment advisor to various registered investment companies and had sole voting and dispositive power over all 5,687,875 shares. Capital Research Global Investors disclaims beneficial ownership of such securities. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

II.    PROPOSALS

Information Regarding the Nominees for Election

The following list provides information with respect to each person nominated and recommended to be elected as a Class II director by our Board, to serve for a three-year term expiring on the date of the 2015 annual meeting of stockholders. Each of the nominees is currently serving as a director of the Company.

Hon. George L. Argyros	Mr. Argyros, 75, has been a director since June 2010, when we separated from The First American Corporation. He serves as chairman and chief executive officer of Arnel & Affiliates, a private diversified investment company. He served as a director of The First American Corporation from 1988 to 2001, was the U.S. Ambassador to Spain and Andorra from 2001 to 2004, and again served on The First American Corporation’s board of directors from 2005 until the separation. He currently serves as a director of DST Systems, Inc. and Pacific Mercantile Bancorp. Through his experience as a real estate investor, Mr. Argyros provides the Company with insight into the importance of our services to our customers as well as an important perspective on how we can improve those services.

Dennis J. Gilmore	Mr. Gilmore, 53, is our chief executive officer and has been a director since June 2010, when we separated from The First American Corporation. From 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. He also served as chief operating officer of The First American Corporation from 2004 to 2008. As the Company’s chief executive officer, Mr. Gilmore provides our Board of Directors in-depth insight into the Company’s businesses, challenges and opportunities, as well as significant experience in the real estate settlement services industry.

Herbert B. Tasker	Mr. Tasker, 75, has been a director since June 2010, when we separated from The First American Corporation. He has served as chairman and chief executive officer of Mason McDuffie Mortgage Corporation since 2005. He was a mortgage industry consultant from 2004 to 2005 and was vice chairman and managing director of Center Capital Group, Inc., a mortgage conduit, from 1999 to 2004. He served as a director of The First American Corporation from 2002 until the separation and has also previously served on the board of AmNet Mortgage, Inc. The Company avails itself of Mr. Tasker’s experience as an executive at various mortgage companies and prior service as president of the National Mortgage Bankers Association of America to better understand and anticipate trends in the mortgage industry.

Information Regarding the Other Incumbent Directors

The following list provides information with respect to the individuals currently serving as Class III directors, whose current term expires at the 2013 annual meeting of stockholders, followed by similar information with respect to the Class I directors, whose term expires in 2014.

Class III Directors—Term Expiring 2013

Hon. William G. Davis	Mr. Davis, 82, has been a director since June 2010, when we separated from The First American Corporation. He is counsel to the law firm Davis Webb LLP. Previously, he was counsel to Torys LLP until 2010. He served as a director of The First American Corporation from 1992 until the separation. Other positions held by Mr. Davis include directorships with various foreign companies. As the former premier of Ontario, Canada, Mr. Davis provides advice and direction with respect to our relationship with governmental entities and with respect to our extensive business in Canada and our other international operations.

Lewis W. Douglas, Jr.	Mr. Douglas, 87, has been a director since June 2010, when we separated from The First American Corporation. He is chairman of Stanley Energy, Inc., an oil exploration company. He served as a director of The First American Corporation from 1971 until the separation and also from 1961 to 1967. With a background in oil and gas exploration, Mr. Douglas brings to the Company, particularly in his role as chairman of our Compensation Committee, an awareness of the relationship between risk and reward, which has manifested itself through increased rigor in our compensation programs.

Parker S. Kennedy	Mr. Kennedy, 64, serves as chairman of the board and has been a director of the Company since June 2010, when we separated from The First American Corporation. Mr. Kennedy served as executive chairman of the Company from the separation until his retirement as an employee in February of 2012. From 2003 until the separation, he served as The First American Corporation’s chairman and chief executive officer. Previously he also served as The First American Corporation’s president from 1993 to 2004. He served as a director of The First American Corporation and its successor entity, CoreLogic, Inc., from 1987 to 2011, and was CoreLogic, Inc.’s executive chairman from the separation to May 2011. Mr. Kennedy also served on the First Advantage Corporation board until 2009. We believe that Mr. Kennedy, who has worked with us in various capacities for over 30 years, has unparalleled executive experience in our industry. He also brings to the Company an incomparable understanding of our history and culture.

Class I Directors—Term Expiring 2014

James L. Doti	Mr. Doti, 65, has been a director since June 2010, when we separated from The First American Corporation. He is the president and Donald Bren Distinguished Chair of Business and Economics at Chapman University. He served as a director of The First American Corporation from 1993 until the separation. He is also a director of Standard Pacific Corp. and served on the board of Fleetwood Enterprises, Inc. until 2009. As president of Chapman University and with a doctorate in economics from the University of Chicago, Dr. Doti gives our Company insight into the organizational challenges that large companies face and the impact of the economic environment on the Company.

Michael D. McKee	Michael D. McKee, 66, has been a director since March 2011. He is currently chief executive officer of Bentall Kennedy U.S., L.P., one of the largest privately-owned real estate investment advisory firms in the United States. Mr. McKee also served as the chief executive officer of The Irvine Company, a privately-held real estate development and investment company, from 2007 to 2008, as vice chairman of its board of directors from 1999 to 2008 and as an executive officer of that company since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is currently a director of HCP, Inc. (NYSE: HCP), Realty Income Corporation (NYSE:O) and the Tiger Woods Foundation. He also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities, Inc. and Oasis Residential Inc. Mr. McKee brings to the Board significant operating and executive management experience. This experience, combined with Mr. McKee’s extensive background in the real estate industry, facilitates the Board’s oversight of the Company’s operations and enhances its ability to assess strategic opportunities.

Thomas V. McKernan

Thomas V. McKernan, 67, has been a director since March 2011. He has served as chief executive officer of the Automobile Club of Southern California (the “Auto Club”) since 1991. In connection with his position at the Auto Club, Mr. McKernan is also president and chief executive officer of AAA Texas, AAA New Mexico, AAA Hawaii and the Automobile Club of Southern California Life Insurance Company. Mr. McKernan also serves as a director of Payden & Rygel Investment Group and as a trustee of certain funds associated therewith. Other positions held by Mr. McKernan include directorships with various companies and membership on various advisory councils. In addition, he served as vice chairman of the board of California Physicians Service, Inc., which operates as Blue Shield of California, and its subsidiary, Blue Shield of California Life & Health Insurance Company, until September 2009. Through his operating and executive management experience, much of it gained in the process of transforming the Auto Club into a leader in the California insurance industry, Mr. McKernan brings to the Company valuable insight into the challenges facing an insurance company that is executing on a strategic growth plan. His extensive experience participating in the management of insurance company investment portfolios also has been of significant value to the Company.

Virginia M. Ueberroth	Ms. Ueberroth, 72, has been a director since June 2010, when we separated from The First American Corporation. She is chairman of the Ueberroth Family Foundation, a philanthropic organization, and a director of Hoag Memorial Hospital Presbyterian. She served as a director of The First American Corporation from 1988 until the separation. Through Ms. Ueberroth’s experience in philanthropic causes, the Company derives an appreciation for its stakeholders in the community.

Directors Serving through May 15, 2012

Frank E. O’Bryan	Mr. O’Bryan, 78, has been a director since June 2010, when we separated from The First American Corporation. He is a private investor. From 1997 to 2003 he served as chairman of the board of WMC Mortgage Corporation. He served as a director of The First American Corporation from 1994 until the separation. Mr. O’Bryan is also a director of Ares Capital Corporation and previously served on the board of Standard Pacific Corp. With decades of experience in the mortgage industry, Mr. O’Bryan enhances the Company’s understanding of the needs of its customers and how those needs change in response to the economic environment. In connection with the Company’s mandatory retirement policy, Mr. O’Bryan is not standing for reelection and, accordingly, it is anticipated that his service on the Board will be completed on May 15, 2012.

See the section entitled “Security Ownership of Management,” which begins on page 21, for information pertaining to stock ownership of our directors. There are no family relationships among any of the directors or nominees or any of the executive officers of the Company. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

Item 1. Election of Class II Directors

Our certificate of incorporation provides for a classified board of directors. Each person elected as a Class II director at the annual meeting of stockholders will serve for a three-year term expiring on the date of the 2015 annual meeting. Our Board has nominated the following individuals for election as Class II directors.

George L. Argyros
Dennis J. Gilmore
Herbert B. Tasker

In connection with the Company’s mandatory retirement policy discussed in greater detail on page 24, Frank O’Bryan, a Class II director, is not standing for reelection. To avoid an imbalance in the number of directors serving in each class, the Board changed Dennis J. Gilmore from a Class III director to a Class II director and Mr. Gilmore is standing for reelection at this time.

Unless otherwise specified by you in your proxy card, the proxies solicited by our Board will be voted “FOR” the election of the Class II director nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board. Our Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE CLASS II DIRECTOR NOMINEES.

Item 2. Advisory Vote to Approve Executive Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 we are seeking the advice of our stockholders on the compensation of our named executive officers as presented in the “Executive Compensation” section of this proxy statement commencing on page 28. Specifically, we are seeking stockholder approval of the following resolution:

“RESOLVED, that the stockholders of First American Financial Corporation approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company’s 2012 annual meeting of stockholders.”

We refer to this proposal as a “Say on Pay” proposal. As part of its process in determining executive compensation levels for 2011, the Compensation Committee has reviewed the results of last year’s Say on Pay proposal, in which more than 95% of the Company’s shares present and entitled to vote approved 2010 executive compensation. The stockholder support for the first Say on Pay proposal reinforced the Compensation Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforced the Compensation Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

The Compensation Committee’s determination to pay for performance is demonstrated by the reduction in the named executive officers’ bonuses and equity awards for 2011 service compared to those awarded for 2010 service. For example, the chief executive officer’s annual incentive bonus was down approximately 40% year over year and he received approximately 15% fewer long term incentive restricted stock units than the prior year. The Compensation Committee believes that compensation for 2011 appropriately reflects the decline in the Company’s performance relative to the prior year, while also recognizing executive management’s significant achievements during the period.

In furtherance of our continuing objective of aligning executive officer incentives with those of the Company’s long-term stockholders, the Company recently adopted an anti-hedging policy, as well as a mandatory clawback policy to provide for recoupment of compensation awarded to responsible executive officers in the event of a subsequent restatement of financial information upon which such compensation was based.

The full results of the 2011 executive compensation program are included in the section entitled “Compensation Discussion and Analysis” below commencing on page 28. Stockholders are urged to read the Compensation Discussion and Analysis as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 47 through 67, in their entirety.

While this vote to approve executive compensation is not binding, the Compensation Committee intends to review the results of the vote in connection with its ongoing analysis of the Company’s compensation programs. The Company includes a Say on Pay proposal in its proxy materials on an annual basis.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Item 3. Approval of the Performance Criteria under our 2010 Incentive Compensation Plan

Overview

The Company’s 2010 Incentive Compensation Plan (the “Plan”) provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards to non-employee directors of the Company and officers and eligible employees of the Company and any subsidiaries and affiliates. The Plan became effective on May 28, 2010 upon its adoption by the Board of Directors and approval by the Company’s sole stockholder, The First American Corporation. In order to allow for awards under the Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), the Company is asking stockholders to approve the material terms of the performance criteria under the Plan. Stockholders are not being asked to approve any amendment to the Plan or to approve the Plan itself.

Why You Should Vote to Approve the Performance Criteria Under the Plan

The Board recommends that the Company’s stockholders approve the performance criteria under the Plan to facilitate the tax deductibility of awards under the plan as performance-based compensation under Section 162(m) of the Code.

Section 162(m) of the Code

The Board believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers are eligible to qualify for deductibility by the Company for federal income tax purposes. Accordingly, the Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1,000,000 deductibility cap, however, there can be no guarantee that amounts payable under the Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer, chief financial officer or any of the Company’s three other most highly compensated executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance criteria under which compensation may be paid be disclosed to and approved by the Company’s stockholders at least once every five years (and, in connection with a spin-off such as the Company’s spin-off on June 1, 2010, such approval must be obtained at the first annual meeting that is more than 12 months after such spin-off). For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance criteria is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance criteria. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and, as noted above, stockholders are being asked under this proposal to approve each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

Plan Summary

The following summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth in Appendix A to this Proxy Statement.

Administration

The Plan is administered by the Compensation Committee of the Board. Subject to the express provisions of the Plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan. In addition, the Compensation Committee may delegate any or all aspects of its responsibilities and powers under the Plan to any persons; provided, however, that the Compensation Committee may not delegate its authority to correct defects, omissions or inconsistencies in the Plan.

Participants

Any person who is designated as an employee of the Company or of any subsidiary or affiliate and any non-employee director of the Company is eligible for selection by the administrator for the grant of awards under the Plan. Options intending to qualify as “incentive stock options” within the meaning of Section 422 of the Code may only be granted to employees of the Company or any subsidiary. Approximately 16,000 employees and 10 non-employee directors currently qualify to participate in the Plan.

Shares Subject to the Plan and to Awards

The total number of shares of the Company’s common stock that may be delivered pursuant to awards under the Plan is 16,000,000. Such shares may be either authorized and unissued shares or previously issued shares acquired by the Company or any subsidiary. Shares subject to awards that have expired or been terminated, cancelled, forfeited or otherwise not issued under an award and shares subject to awards settled in cash are available for delivery in connection with future awards under the Plan; provided, however, that (i) all shares covered by a stock appreciation right, to the extent that it is exercised, and whether or not shares are actually issued to the participant upon the exercise of the stock appreciation right and (ii) all shares withheld by the Company to pay the exercise price of an option and/or the withholding taxes related to an award reduce the total number of shares available for delivery under the Plan. Any shares delivered under the Plan upon exercise or satisfaction of a substitute award in connection with any acquisition, merger, consolidation or otherwise do not reduce the shares available for delivery under the Plan.

The aggregate number of shares available for grant under the Plan and the number of shares subject to outstanding awards is subject to adjustment upon a change in the Company’s capitalization. As of the March 23, 2012 record date, 7,964,225 of the 16,000,000 shares remained available for issuance under the Plan. As of that date, there were outstanding under the Plan, options to acquire 2,517,964 shares, with a weighted average exercise price of $15.02 and an average remaining term of 2.42 years. In addition, as of March 23, 2012, there were 3,238,407 shares subject to outstanding unvested restricted stock unit awards granted under the Plan.

The aggregate number of shares subject to options granted during any calendar year to any one participant may not exceed 500,000. The aggregate number of shares subject to stock appreciation rights during any calendar year to any one participant may not exceed 500,000. The aggregate number of shares subject to awards of restricted stock or restricted stock units granted during any calendar year to any one participant may not exceed 125,000. The aggregate number of shares subject to performance shares or performance units during any calendar year to any one participant may not exceed 125,000. The aggregate number of shares subject to other stock-based awards during any calendar year to any one participant may not exceed 125,000 shares.

Option Awards

The administrator establishes the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, may not be less than the fair market value of a share on the date the option is granted. The administrator establishes the term of each option, which in no case may exceed a period of ten (10) years from the date of grant. Options granted under the Plan may either be Incentive Stock Options (“ISOs”) or options which are not intended to qualify as ISO’s, called nonqualified stock options (“NQSOs”). ISOs may only be granted to employees. An option granted under the Plan will not be considered an ISO to the extent that it, together with any other ISOs under the Plan and any other incentive stock option plans, are exercisable for the first time by any participant during any calendar year with respect to shares having an aggregate fair market value in excess of $100,000 as of the time the option with respect to such shares is granted. Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of an option is above the fair market value of a share, the Company may not, without stockholder approval, reduce the exercise price of such option and may not exchange such option for cash or a new award with a lower (or no) exercise price.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs are to be granted subject to the same terms and conditions applicable to options as set forth above and in the Plan and all tandem SARs are to have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of a stock appreciation right is above the fair market value of a share, the Company may not, without stockholder approval, reduce the exercise price of such stock appreciation right and may not exchange such stock appreciation right for cash or a new award with a lower (or no) exercise price.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants do not have voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger. Participants in whose name restricted stock is granted are entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator.

Performance Units and Performance Shares

Performance units and performance shares confer upon the participant the opportunity to receive shares or cash upon the attainment of performance and/or satisfaction of other terms and conditions determined by the administrator. Each performance unit has an initial value that is established by the administrator at the time of grant. Each performance share has an initial value equal to the fair market value of a share on the date of grant. Performance units and/or shares are earned based on the achievement or satisfaction of the corresponding performance criteria and/or other terms and conditions. Earned performance units and performance shares may be paid in the form of cash or shares, or a combination of the two, at the discretion of the administrator. Participants receiving performance units or performance shares only have the rights of a stockholder with respect to shares of common stock, if any, actually received by the participant upon satisfaction or achievement of the terms and conditions of such award and not with respect to shares subject to the award but not actually issued to the participant.

Other Stock-Based Awards

The administrator may grant types of equity-based or equity-related awards not otherwise described by the terms of the Plan in such amounts and subject to the provisions of the Plan and such other terms and conditions as the administrator shall determine.

Deferral of Gains

The administrator may, in an award agreement, provide for the deferred delivery of shares or payment of cash, as applicable, upon settlement, vesting or other events with respect to restricted stock or restricted stock units, performance units or performance shares or other stock-based awards.

Qualifying Performance Criteria

The administrator may establish performance criteria and levels of achievement versus such criteria that will determine the number of shares, units or cash to be granted, retained, vested, issued or issuable under or in settlement of an award or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of such award is a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted. The administrator will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance criteria, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

For purposes of the Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator: (a) earnings per share; (b) net earnings or net income (before or after taxes); (c) net sales or revenue; (d) net operating profit; (e) return measures (including return on assets, capital, invested capital, equity, sales or revenue); (f) cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (g) earnings before or after interest, taxes, depreciation and/or amortization; (h) gross or operating margins; (i) productivity ratios; (j) revenue growth; (k) expenses; (l) margins; (m) operating efficiency; (n) customer satisfaction; (o) working capital; (p) market share; (q) share price (including growth measures, market capitalization, total stockholder return and return relative to market indices); and (r) economic value added or EVA (net operating profit after tax minus capital multiplied by the cost of capital).

To the extent consistent with Section 162(m) of the Code, the administrator may provide in an award intended to qualify as performance-based compensation that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary, unusual and/or nonrecurring items of gain or loss; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

Amendment and Termination

The Board may amend, alter, suspend or terminate the Plan and the administrator may, to the extent permitted by the Plan, amend the terms of any award granted under the Plan, including any award agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan may be made which, without first obtaining stockholder approval as required by law or regulation or otherwise, would, except as provided in the Plan: (a) increase the maximum number of shares which may be sold or awarded under the Plan or increase the maximum limitations as set forth in the Plan; (b) decrease the minimum exercise price of outstanding options; (c) change the class of persons eligible to receive awards under the Plan; (d) change the performance measures specified in the Plan; (e) extend the duration of the Plan or the period during which options or stock appreciation rights may be exercised; or (f) otherwise require stockholder approval to comply with any applicable law, regulation or rule.

No amendment or alteration to the Plan or an award or award agreement may be made which would impair the rights of the holder of an award, without such holder’s consent, provided that no such consent is required if the administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Adjustments

The number and kind of shares available for issuance under the Plan (including under any awards then outstanding), and the number and kind of shares subject to the individual limits set forth in the Plan and above, will be equitably adjusted by the administrator as it determines appropriate to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of outstanding shares of the Company.

In the event there is any other change in the number or kind of outstanding shares, or any stock or other securities into which such shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then immediately prior to the occurrence of such change of control, unless specified otherwise in an award agreement, any and all options, stock appreciation rights and other stock-based awards which are outstanding will accelerate and become fully exercisable. Immediately prior to any such change in control, unless specified otherwise in an award agreement, any restrictions, performance criteria or other conditions applicable to restricted stock units, shares of restricted stock and other stock-based awards previously awarded to participants will be immediately canceled or deemed achieved, and all such restrictions will lapse. Immediately prior to the change of control, all awards which are outstanding will immediately become fully vested and nonforfeitable. The administrator may, in its discretion, determine that an award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a change in control.

Transferability

Awards generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, except as determined by the administrator and consistent with the terms of the Plan, and each ISO or stock appreciation right granted in connection with an ISO may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

Effective Date and Termination of the Plan

On May 28, 2010, the Plan became effective upon its adoption by the Board and approval by the Company’s sole stockholder, The First American Corporation. The Plan will remain available for the grant of awards, subject to the right of the Board to amend or terminate the Plan, until the earlier of the date that all shares subject to the Plan have been delivered, and any restrictions on such shares have lapsed or the tenth (10th) anniversary of May 28, 2010.

Federal Income Tax Treatment

The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by Plan participants, who are urged to consult their individual tax advisors.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO, as described in the paragraph below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m)

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Plan is designed to permit the grant of options and stock appreciation rights, and certain awards of restricted stock, restricted stock units, performance units, performance shares and other stock-based awards that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1,000,000 deductibility cap. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Plan will be fully deductible under all circumstances.

New Plan Benefits

The benefits that will be awarded or paid in the future under the Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal year 2011 under the Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 49 of this proxy statement. As of March 23, 2012, the closing price of a share of the Company’s common stock was $15.81.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PERFORMANCE CRITERIA UNDER OUR 2010 INCENTIVE COMPENSATION PLAN.

Item 4. Ratification of Selection of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Representatives of PwC are expected to be present at the annual meeting, and, if they do attend the annual meeting, will have an opportunity to make a statement and be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of PwC and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s best interests and those of its stockholders.

The affirmative vote of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of PwC as our Company’s independent registered public accounting firm for the 2012 fiscal year, provided that the shares voting affirmatively on the proposal also constitute at least a majority of the shares required to constitute a quorum at the meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOREGOING PROPOSAL TO RATIFY THE SELECTION OF PwC AS OUR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

III.    REQUIRED INFORMATION

Security Ownership of Management

The following table sets forth the total number of our shares of common stock beneficially owned and the percentage of the outstanding shares so owned as of the record date by:

•	each director (and each nominee for director);

•	each executive officer named in the “Summary Compensation Table” on page 47 (each, a “named executive officer”); and

•	all directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, the stockholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of Common shares	Percent if greater than 1%
Directors
George L. Argyros(1)	1,058,689	1.0%
Hon. William G. Davis	25,426	—
James L. Doti	37,967	—
Lewis W. Douglas, Jr.	57,836	—
Dennis J. Gilmore	685,206	—
Parker S. Kennedy(2)	3,130,917	2.9%
Michael D. McKee	11,096	—
Thomas V. McKernan	16,096	—
Frank E. O’Bryan	69,902	—
Herbert B. Tasker	53,745	—
Virginia M. Ueberroth(3)	129,976	—

Named executive officers who are not directors
Kenneth D. DeGiorgio	210,833	—
Max O. Valdes	61,775	—
Christopher M. Leavell	105,238	—

All directors, named executive officers and other executive officers as a group (15 persons)	5,657,393	5.3%

The shares set forth in the table above include shares that the following individuals have the right to acquire within 60 days of the record date in the amounts set forth below:

Individuals	Shares
Hon. George L. Argyros	11,645
Hon. William G. Davis	11,645
James L. Doti	11,645
Lewis W. Douglas, Jr.	11,645
Dennis J. Gilmore	539,911
Parker S. Kennedy	375,377
Michael D. McKee	—
Thomas V. McKernan	—
Frank E. O’Bryan	19,351
Herbert B. Tasker	11,645
Virginia M. Ueberroth	11,645
Kenneth D. DeGiorgio	168,852
Max O. Valdes	49,274
Christopher M. Leavell	86,860

(1)	Includes 235,889 shares held in the Argyros Family Trust, for the benefit of Mr. Argyros and his family members and over which Mr. Argyros has voting and dispositive power; 3,400 shares held by Mr. Argyros as trustee, with investment power over such securities, of a trust for the benefit of a family member; 125 shares held in a Uniform Transfers to Minors Act custodial account for which Mr. Argyros serves as the custodian; 7,513 shares held by a trust for which Mr. Argyros is not a trustee, over which Mr. Argyros may be deemed to have investment power; 653,041 shares are held by a nonprofit corporation whose six-member board of directors includes Mr. Argyros and his wife, which board directs the voting and disposition of such shares; 18,800 shares held by another nonprofit corporation with a five-member board, including Mr. Argyros, having similar voting and dispositive power; and an aggregate of 114,700 shares held by two companies of which Mr. Argyros is the sole stockholder, chief executive officer and a director. Mr. Argyros disclaims beneficial ownership of all shares included in the table which are held by a nonprofit corporation or by a trust for which Mr. Argyros is not the beneficiary. Mr. Argyros holds 214,800 shares in a margin account.

(2)	Includes 2,666,686 shares held by Kennedy Enterprises, L.P., a California limited partnership of which Mr. Kennedy is the sole general partner. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, including the power to vote securities held by the partnership, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of the Company without the prior written consent of all of the limited partners. Of the shares held by the partnership, 461,878 are allocated to the capital accounts of Mr. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are relatives of Mr. Kennedy. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Mr. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.

(3)	Includes 5,000 shares held by a nonprofit corporation of which Ms. Ueberroth is an officer and whose six-member board of directors is chaired by Ms. Ueberroth and also composed of her husband and children. In her capacity as an officer of that corporation, Ms. Ueberroth has the power, as do certain other officers, to direct the voting and disposition of the shares. Ms. Ueberroth disclaims beneficial ownership of these shares.

Board and Committee Meetings

Our Board held six meetings during 2011. Each director attended 75% or more of the meetings of the Board and the committees (if any) on which the director served, except for Mr. Argyros. During 2011, Mr. Argyros attended over 75% of his regularly scheduled meetings but less than 75% of all meetings, which included several meetings that were either rescheduled or scheduled on an ad-hoc basis. These meetings tended to be shorter in duration and were typically scheduled with less advanced notice. From time to time, our Board may act by unanimous written consent as permitted by the laws of the State of Delaware. Our Board’s standing committees include an audit, nominating and corporate governance, and compensation committee.

Audit Committee

The members of the Audit Committee are Messrs. Doti (interim chairman), McKernan and O’Bryan. The functions performed by this committee include:

•	reviewing internal auditing procedures and results,

•	selecting our independent registered public accounting firm,

•

engaging with our compliance and risk management executives to review the state of enterprise risk management and compliance programs with a view to understanding the steps management has taken to monitor and control the Company’s major risk exposures,

•	reviewing with internal counsel the state of litigation, claims and regulatory matters,

•	discussing with management, internal audit and external advisors the state of internal controls and management tone,

•	directing and supervising investigations into matters within the scope of its duties, and

•	reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm.

Our Audit Committee met six times during 2011. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. Our Board of Directors has determined that Messrs. Doti and McKernan are audit committee financial experts within the meaning of the SEC’s rules and regulations and that each member of the Audit Committee meets the requirement of independence established in the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards.

Compensation Committee

The members of the Compensation Committee are Messrs. Davis, Douglas (chairman), McKee and Tasker. This committee establishes compensation rates and procedures with respect to our executive officers, including bonus awards, monitors our equity compensation plans and makes recommendations to the Board regarding director compensation. Our Compensation Committee met seven times during 2011. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com.

Additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included in the section entitled “2011 Director Compensation,” which begins on page 66. Additional information concerning the executive compensation policies and objectives established by the Compensation Committee, the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, and the role of executive officers and the Compensation Committee’s compensation consultant in determining executive compensation is included in the section entitled “Compensation Discussion and Analysis,” which begins on page 28, under the subsection entitled “Role of the Compensation Committee” on page 31.

Nominating and Corporate Governance Committee

The members of this committee are Messrs. Argyros, Davis (chairman) and Douglas and Ms. Ueberroth. This committee is responsible for identifying individuals qualified to become directors of our Company; recommending that the Board select the nominees identified by the committee for all directorships to be filled by the Board or by the stockholders; and developing, recommending to the Board and periodically reviewing the corporate governance principles applicable to our Company. This committee held six meetings during 2011. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. The committee has adopted procedures by which certain stockholders of the Company may recommend director nominees to the Board. In particular, the committee has established a policy whereby it will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of five percent of the Company’s outstanding shares of common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to the secretary of the Company at our address indicated on the first page of this proxy statement. The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

As stated in its charter, while the committee has no specific minimum qualifications in evaluating a director candidate, the committee takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on our Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. The committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if our Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of such directors generally is not subject to the committee process for identifying and evaluating nominees for director. The committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying potential candidates for nomination.

The Company does not have a formal policy for the consideration of diversity in identifying nominees for director. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and, as indicated above, considers diversity as a factor when identifying and evaluating candidates for membership on our Board. This committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives as well as race, gender and national origin. Utilizing these factors, and the factors described above, this committee makes recommendations, as the committee deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of this committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

Our Corporate Governance Guidelines also contain a mandatory retirement policy, which provides that no person is eligible for election as a director if on January 1 of the year of the election he or she is age 77 or older.

Independence of Directors

The Board has affirmatively determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as each other member of the Board, except Dennis J. Gilmore and Parker S. Kennedy (who are not independent), is “independent” as that term is defined in the corporate governance rules of the New York Stock Exchange for listed companies, and that each member of the Audit Committee is independent under the additional standards applicable to that committee. In making these determinations, the Board considered the following relationships between directors and the Company: Messrs. Argyros and McKee are affiliated with entities that do business with the Company in the ordinary course from time to time; Mr. Davis’s son is a director of one of the Company’s subsidiaries and he receives standard director fees for his services; each of Messrs. Argyros, Doti, McKernan and O’Bryan and Ms. Ueberroth is affiliated with a nonprofit organization to which the Company and/or its management has made donations from time to time; and Mr. Tasker is affiliated with a company that subleases approximately 2,200 square feet of office space from the Company at a market rate. Each of the relationships above, while considered by the Board, falls within the Company’s categorical independence standards contained in the Board’s corporate governance guidelines, which are available on the corporate governance section of the Company’s Web site at www.firstam.com. In addition to the relationships described above, Mr. O’Bryan continues to occupy space within the building housing the Company’s principal office, for which he continues to pay the Company rent at a market rate.

Board Leadership Structure; Meetings of Independent Directors

Our Board believes it is important to select the Company’s chairman and the Company’s chief executive officer in the manner it considers in the best interests of the Company at any given point in time. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals. Our Board has determined at this time that it is appropriate to separate the roles of chairman and chief executive officer and these positions are currently held by different individuals, Mr. Kennedy and Mr. Gilmore, respectively.

To promote the independence of our Board and appropriate oversight of management, a lead independent director, currently Mr. Doti, is elected to ensure free and open discussion and communication among the non-management members of our Board, which are those directors who are not employees of the Company. In 2011 the non-management directors met three times in executive session without management present. The lead director is responsible for chairing and coordinating the agenda for the executive sessions of the non-management directors, or independent directors, as applicable, and serving as the principal liaison between the independent directors as a group and the chairman. In addition, the lead director is to provide advice to the chairman with respect to the following: (i) establishing an appropriate schedule for Board meetings; (ii) preparing agendas for the meetings of the Board and its committees; (iii) the retention of consultants who report directly to the Board; (iv) the Nominating and Corporate Governance Committee’s oversight and implementation of the Company’s corporate governance policies; and (v) the Compensation Committee’s oversight of the implementation of and compliance with the Company’s policies and procedures for evaluating and undertaking executive and incentive-based compensation.

Our Board believes this to be the most effective leadership structure for the Company at this time because it effectively allocates authority, responsibility, and oversight between management, the chairman of the board and the independent members of our Board and capitalizes on the experience and strengths of our current management team. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our chief executive officer, enabling the lead director to facilitate our Board’s independent oversight of management and consideration of key governance matters, and allowing our chairman to promote communication between management and our Board. The Board believes that its programs for overseeing risk, as described under the Risk Oversight section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Risk Oversight

The Board’s responsibilities in overseeing the Company’s management and business to maximize long-term stockholder value include oversight of the Company’s key risks and management’s processes and controls to manage them appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

Although risk oversight permeates many elements of the work of the full Board and the committees, the Audit Committee has the most direct and systematic responsibility for overseeing risk management. The Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•	having responsibility for the internal audit function, with that function reporting directly to the committee;

•	overseeing the independent registered public accounting firm;

•	receiving reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls;

•	reviewing regularly with management legal and regulatory matters that could have a significant impact on the Company;

•	overseeing the Company’s compliance program with respect to legal and regulatory requirements and risks; and

•

discussing with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the committee regularly receives reports from management, including the Company’s enterprise risk management committee on which senior officers of the Company sit, and internal and external auditors regarding the Company’s enterprise risk management program, compliance program, information security and business continuity programs, extraordinary claims and losses and noteworthy litigation.

Separately, the Compensation Committee oversees the Company’s compensation policies and practices and has assessed whether the Company’s compensation policies encourage excessive risk taking. The Compensation Committee has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In arriving at that conclusion the Compensation Committee considered, among other factors, the Company’s review and approval processes surrounding certain compensatory arrangements; caps on certain variable compensation; the metrics used to determine variable compensation, including the performance measures selected by the Compensation Committee and performance ranges associated with the metrics; the Compensation Committee’s oversight of inclusion or exclusion of extraordinary items in the financial results upon which certain compensatory arrangements are based; the inclusion of overall Company performance in the determination of divisional leader compensation; the portion of variable compensation paid in restricted stock units, which generally vest over four years; the extent to which qualitative judgments are involved in the compensatory arrangements; the amount of compensation paid as sales commissions, the number of people to whom such compensation is paid and the localized nature of the commission payments; controls, such as actuarial studies on claims, underwriting controls and quality checks that the Company employs; and the extent to which compensatory arrangements can be changed if circumstances evidence increased risk associated with such arrangements.

Director Attendance at Annual Meetings

Our directors are expected to attend the annual meetings of our stockholders. Each of our directors attended our previous annual meeting except for Messrs. Bennett (who no longer serves on the Board), Davis and Tasker.

Stockholder and Interested Party Communications with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the lead director or any of the other non-management directors of our Company (individually or as a group) by writing to such director(s) at the business addresses provided under each director’s name in the corporate governance section of our Web site at www.firstam.com. Directors receiving such communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-800-589-3259. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Transactions with Management and Others

The Board of Directors has adopted a written policy regarding related party transactions, which generally prohibits transactions between the Company and/or its affiliates, on the one hand, and the Company’s directors, officers (or officers of affiliates) or stockholders holding in excess of 5% of the Company’s common stock, on the other hand, without prior approval. The approving body may be either the Board or the Nominating and Corporate Governance Committee, or, if the proposed transaction involves $1,000,000 or less and it is impractical to seek the approval of the Board or that committee, then the chairman of the Nominating and Corporate Governance Committee may review and pre-approve the transaction (or the chairman of the Audit Committee if the chairman of the Nominating and Corporate Governance Committee is a party to the transaction). The policy prohibits directors of the Company from entering into any transaction with the Company or any of its affiliates outside of the ordinary course of business, except for transactions previously approved and in effect on the date the policy took effect with our prior parent company.

Certain transactions are excluded from the application of the policy and are therefore permitted without prior approval. For example, compensatory arrangements for service as an officer or director of the Company are excluded from the policy, as are transactions between the Company and its affiliates (other than directors and officers). In cases where the potential transaction would involve the officer, director or large stockholder only in an indirect fashion, the policy does not apply where such indirect interest results solely from ownership of less than 10% of, or being a director of, the entity entering into the transaction with the Company. In addition, arms-length ordinary course transactions involving annual payments of $100,000 or less are permitted without prior approval.

In accordance with the policy above, during 2011 the Nominating and Corporate Governance Committee approved the sale of Company-owned real estate and related personal property at Lake Arrowhead, California to the family trust of Mr. Kennedy, then our executive chairman, on standard market terms at a fair market value of $2,325,000. No broker commissions were paid. The purchase price was determined by averaging two independent appraisals and further validated by consulting with three local brokers.

Executive Officers

The following provides information regarding the Company’s current executive officers.

Name	Position(s) Held	Age
Dennis J. Gilmore	Chief Executive Officer	53
Kenneth D. DeGiorgio	Executive Vice President and Secretary	40
Max O. Valdes	Executive Vice President and Chief Financial Officer	57
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	49
Mark E. Seaton	Senior Vice President, Finance	34

All officers of the Company are appointed annually by the Board on the day of its election.

•	Dennis J. Gilmore has served as our chief executive officer since June 2010, when we separated from The First American Corporation. From April 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. Previously, Mr. Gilmore served as The First American Corporation’s chief operating officer from 2004 to 2008. He served as an executive vice president of The First American Corporation from 2003 to 2004 and served as president of the property information business segment from 1998 to 2005. Prior to that time, he established and managed the Lenders Advantage division of the Company’s subsidiary, First American Title Insurance Company, from 1993 to 1998 and was employed by The First American Corporation’s tax service subsidiary from 1988 to 1993.

•

Kenneth D. DeGiorgio has served as executive vice president and secretary since June 2010, when we separated from The First American Corporation. He was senior vice president and general counsel of The First American Corporation from 2004 until the separation. From 2006 until the separation, he served as The First American Corporation’s secretary. Mr. DeGiorgio was vice president and associate general counsel of The First American Corporation from 2001 to 2004, and served as regulatory and acquisition counsel from 1999 to 2001.

•

Max O. Valdes has served as our chief financial officer since August 2010. He was senior vice president and chief accounting officer from June 2010 until his promotion in August 2010. From 2006 until the separation in June 2010 he served as The First American Corporation’s senior vice president and chief accounting officer. He served as chief financial officer of The First American Corporation from April 2008 to January 2009 and also performed chief financial officer functions from January to March 2006. Mr. Valdes served as vice president and chief accounting officer of The First American Corporation from 2002 to 2006. Prior to that time, he served as The First American Corporation’s controller. Mr. Valdes has been employed by us since 1988.

•

Christopher M. Leavell has served as chief operating officer of the Company’s subsidiary, First American Title Insurance Company, since December 2011. He was its executive vice president and division president with responsibility for the lender-focused title business and national production services from 2008 to 2011. Prior to that time, Mr. Leavell served as president of the default information services group from 2005 to 2008. He was president of eAppraiseIT, then a subsidiary of The First American Corporation, from 1999 to 2005. Mr. Leavell began his career with First American in 1997 as the general manager of the California Lenders Advantage division of First American Title Insurance Company. Prior to joining First American, Mr. Leavell held various managerial and finance positions at Weyerhaeuser Mortgage Company and Countrywide.

•

Mark E. Seaton has served as our senior vice president, finance since August 2010. Mr. Seaton has been employed with us since 2006, including service as our director of investor relations from 2007 to 2010. Prior to joining The First American Corporation, Mr. Seaton worked for a private equity firm and for an investment banking firm.

Executive Compensation

Compensation Discussion and Analysis

In the estimation of the Compensation Committee (the “Committee”), in light of the difficult mortgage and real estate market in 2011, the Company and, in particular, the Company’s core title insurance operations, performed well during the year. After adjusting for certain unusual items, in 2011, as in 2010, the pre-tax margin generated by the Company’s title insurance operations improved, despite a market-driven decrease in revenues. While the Company’s total stockholder return was negative 13.8% during the year, between January 1, 2011 and February 23, 2012, the first full day of trading after the Company announced its earnings for the full year 2011, total stockholder return was 3.7%.

The primary challenge to profitability was the approximate 20% decline in the U.S. mortgage origination market, which decreased from $1.57 trillion in 2010 to $1.26 trillion in 2011. As a consequence, the Company’s 2011 revenues declined 2% relative to 2010. In addition, during the year the Company took charges totaling $77.5 million on two unusual items, namely $32.2 million in connection with the settlement of the Company’s lawsuit with Bank of America and $45.3 million in connection with its Canadian guaranteed valuation product. While net income for the year, including these charges, was $78.3 million, compared to $127.8 million in 2010, adjusting for these charges net income would have meaningfully improved. Given the challenging market, the Committee believes that this result reflects strong performance by the Company’s executive officers. Moreover, while the charge taken in connection with the Canadian guaranteed valuation product was operational in nature, the elevated claims which gave rise to the charge resulted from activity prior to the commencement of the tenure of the current executive management team and, more importantly, the current executive team has made significant progress in managing the risk of the product going forward. Similarly, the Committee recognizes that the product which gave rise to the Bank of America litigation was developed and offered prior to the commencing of the current executive team’s oversight of the Company’s operations and, in the Committee’s opinion, the executives effectively managed the resolution of this dispute.

In addition to their proficient management of the Company during an extremely challenging period, it was the sense of the Committee that the executive officers have positioned the Company—through, among other initiatives, cost control programs, centralization efforts and other structural changes—to benefit significantly when the mortgage and real estate markets improve. However, consistent with overall financial results decreasing in 2011 relative to 2010, generally the amount of annual incentive bonuses and equity awarded to the executive officers in connection with 2011 service was reduced from 2010 levels. For example, the annual incentive bonus awarded to the Company’s chief executive officer for 2011 service decreased by approximately 40% and his long term incentive award with respect to 2011 service decreased by approximately 15% from the prior year.

The following table summarizes the compensation awarded by the Committee to the Company’s chief executive officer for 2011 service in the form of total base salary, annual incentive bonus (paid in 2012 for 2011 performance) and long-term incentive RSUs (granted in 2012 in connection with 2011 performance). For comparison purposes, the comparable prior year total compensation has also been included. A similar table including all named executive officers can be found on page 39.

	Base Salary Paid in 2011	2011 Actual Bonus (Paid in 2012)		Long-Term Incentive RSUs Issued in 2012 for 2011 Performance	Total for 2011	Total for 2010(1)
Named Executive Officer		Cash	Bonus RSUs
Gilmore, Dennis J	$750,000	$897,188	$897,187	$750,000	$3,294,375	$4,570,902

(1)	2010 total excludes value of one-time grant of $3 million of performance-based RSUs awarded in connection with the separation.

The Committee believes that compensation for 2011 appropriately reflects the decline in the Company’s performance relative to the prior year, while also recognizing executive management’s significant achievements during the period.

As part of its process in determining executive compensation levels for 2011, the Committee has reviewed the results of last year’s Say on Pay proposal, in which more than 95% of the Company’s shares present and entitled to vote approved 2010 executive compensation. Accordingly, the Committee did not make any significant changes to the structure of its compensation programs or otherwise alter any of its executive compensation determinations as a result thereof. The stockholder support for the first Say on Pay proposal reinforced the Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforced the Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

The Committee believes that the results of the 2011 executive compensation program, as disclosed and discussed herein, reflect its pay-for-performance philosophy, with bonuses and equity awards for executive officers, consistent with the financial performance of the Company, generally decreasing year over year. The results of the 2011 executive compensation program are also believed to have met the Company’s objective to develop and administer compensation programs that will continue to attract and retain executives critical to the Company’s long-term strategy and success, provide compensation levels that are competitive with peer group companies, motivate executives to enhance long-term stockholder value without taking excessive risk to achieve short term gains and encourage the identification and implementation of best business practices.

The Committee also believes that the following actions, taken during 2012, 2011 and 2010, have increased the alignment between executive incentives and stockholder interests and reflect appropriate controls on potential expenses associated with the Company’s Executive Supplemental Benefit Plan (“SERP”) and change in control agreements:

•

The Company adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results;

•

The Company adopted policies generally prohibiting executive officers and certain other employees from holding Company securities in a margin account, pledging Company securities as collateral and hedging ownership of Company securities by engaging in short sales or trading in any option contracts involving Company securities;

•

The Company amended its change-in-control agreements to eliminate the excise tax gross-up for benefits payable under the agreement, to eliminate the obligation of the Company to pay benefits if the executive voluntarily terminates employment within 30 days of the one year anniversary of a change-in-control (commonly referred to as a “single trigger” provision) and to reduce the multiple of base salary and bonus payable from three to two;

•	The Company closed its SERP to new participants, fixed the compensation used to determine benefits payable under the plan and established a maximum benefit; and

•

The Company adopted stock ownership guidelines which require the chief executive officer to hold Company stock with a value equal to at least five times his base salary and the other named executive officers to hold stock with a value equal to at least three times their respective base salaries.

Named Executive Officers

This discussion addresses the compensation programs applicable to the Company’s named executive officers:

Parker S. Kennedy	Chairman of the Board
Dennis J. Gilmore	Chief Executive Officer
Kenneth D. DeGiorgio	Executive Vice President and Secretary
Max O. Valdes	Executive Vice President and Chief Financial Officer
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company

Mr. Kennedy, who served during all of 2011 as the Company’s executive chairman, retired on February 24, 2012, at which time he ceased to be an executive officer. He continues to serve as the Company’s chairman of the board. Mr. Leavell became an executive officer of the Company with his appointment as chief operating officer of the Company’s primary subsidiary in December 2011.

I.	The Company’s Compensation Philosophy & Objectives

The Company’s executive officer compensation program, which is administered by the Committee, is designed to enhance stockholder value by providing that a substantial portion of the executive officer’s total compensation be related to the Company’s consolidated financial performance and the Committee’s qualitative analysis of the contribution of each individual executive officer to the Company. The Company’s policy is designed to develop and administer programs that will:

•	attract and retain executives critical to the Company’s long-term strategy and success;

•	provide compensation levels that are competitive with others in the Company’s peer group, as that peer group is identified by the Committee from time to time;

•	motivate executive officers to enhance long-term stockholder value; and

•	encourage the identification and implementation of best business practices.

II.	Role of the Compensation Committee

A.	General

The Committee is comprised of independent members of the Board of Directors. The Committee reviews and approves the base salaries of the executive officers of the Company, their annual incentive bonus programs, their long-term incentive compensation and other incentive and executive benefit plans. It also reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee, in consultation with the compensation consultants that it retains, analyzes the reasonableness of the compensation paid to the executive officers. In discharging its functions, as described in more detail below, the Committee reviews compensation data from comparable companies and from relevant surveys, which it utilizes to assess the reasonableness of compensation for the Company’s executive officers.

The Committee’s function is more fully described in its charter which has been approved by the Company’s Board of Directors. The charter is available in the corporate governance section of the Company’s Web site at www.firstam.com.

The Company’s chief executive officer and, as appropriate, certain other executive officers may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. While the Committee may meet with the Company’s chief executive officer to discuss his own compensation package and his recommendations with respect to the other executive officers, all ultimate decisions regarding executive compensation are made solely by the Committee, with input from its compensation consultant.

Prior to the June 1, 2010 separation of the Company from its prior parent company, 2010 compensation decisions for those individuals who after the separation would become executive officers of the Company, other than Mr. Kennedy, were made by a subcommittee of the compensation committee of the board of directors of the prior parent company. The members of this subcommittee became the members of the Committee. Additionally, on August 25, 2010, the Committee ratified, approved and adopted all actions of this subcommittee as if they were taken by the Committee. References in this report to the Committee for actions taken prior to June 1, 2010, should generally be deemed to refer to this subcommittee. For Mr. Kennedy, references in this report to the Committee for actions taken prior to June 1, 2010 should generally be deemed to refer to the compensation committee of the board of directors of the prior parent company.

B.	Interaction with Compensation Consultants

In making its determinations with respect to executive officer compensation, the Committee engages the services of Frederic W. Cook & Co., Inc. to assist with its review of the compensation package of the chief executive officer and other executive officers. In addition, the compensation consultant has assisted the Committee with related projects, such as evaluating non-employee director pay levels, advice with respect to the design of executive compensation programs, review of annual management incentive bonus plans, preparation or review of certain of the Company’s compensation-related disclosures and related tasks.

The Committee retains the compensation consultant directly, although in carrying out assignments, the compensation consultant also interacts with Company management to the extent necessary and appropriate. The compensation consultant performs no services for management, though it does assist in the preparation or review of certain of the Company’s compensation-related disclosures.

III.	Compensation Structure

A.	Pay Elements—Overview

The Company utilizes three main components of compensation:

•	Base Salary: fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•

Annual Incentive Bonus: variable pay that is designed to reward executive officers primarily based on Company performance. The annual incentive bonus may be paid in cash, equity or a combination thereof; and

•	Long-Term Incentives: stock-based awards, which currently consist solely of restricted stock units (“RSUs”). RSUs also may be awarded as a component of the annual incentive bonus.

B.	Pay Elements

(1) Base Salary

The Committee sets base salaries for executive officers based on the individual’s position within the Company and his current and sustained performance results. The Committee reviews executive officer base salaries each year and makes any adjustments it deems necessary based on, among other factors, the overall performance of the Company, new roles and/or responsibilities assumed by the executive officer, the general performance of the business units or departments over which the executive officer has responsibility, the significance of the executive officer’s impact on the achievement of the Company’s strategic goals, the executive officer’s length of service with the Company and the executive officer’s base salary relative to the base salaries of similar individuals in peer companies. The Committee gives no specific weighting to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the Committee’s judgment. Although base salaries generally are targeted at market median or below, based on the Company’s peer group and relevant compensation survey data (discussed further below), the Committee also takes into account the factors described above, as well as the executive officer’s potential as a key contributor and amounts that may be required to recruit new executive officers.

Other than in the case of new hires, the Committee generally determines base salaries for executive officers around the beginning of each calendar year. As described below under VII.A. “Employment Agreements,” Messrs. Gilmore, DeGiorgio and Valdes have employment agreements with the Company that specify their base salaries. These agreements were entered into by these executives and the Company’s prior parent company in December 2008. The agreements, which were assumed by the Company in connection with the separation, were renewed and extended through the end of 2014 on August 30, 2011. In connection with the extension of these agreements, the minimum base salaries for Messrs. Gilmore, DeGiorio and Valdes were increased to reflect their then-current base salaries. These minimum base salaries are indicated in the column entitled “Minimum Base Salary” in the table below. These amounts may be increased at the discretion of the Committee.

Because base salaries had been extensively reviewed in 2010 as part of the Committee’s preparation for the separation transaction and, in the case of Mr. Valdes, had been adjusted in August 2010 upon being named the Company’s chief financial officer, for 2011 the Committee determined that executive officer salaries should, for the most part, remain unchanged from those in effect at the end of 2010. In particular,

•	Mr. Kennedy. Mr. Kennedy’s base salary remained at $350,000;

•	Mr. Gilmore. Mr. Gilmore’s salary remained at $750,000;

•	Mr. DeGiorgio. Mr. DeGiorgio’s salary increased, effective January 1, 2011, from $500,000 to $550,000, reflecting the expansion in his responsibilities with the Company;

•	Mr. Valdes. Mr. Valdes’ salary remained at $450,000; and

•	Mr. Leavell. Mr. Leavell, who became an executive officer on December 2, 2011, retained the $425,000 base salary that was in effect on that date.

In summary, the base salaries of the named executive officers as of January 1, 2011, as of December 31, 2011, and the minimum base salary as required by their respective employment agreements are as follows:

Named Executive Officer	January 1, 2011 Base Salary	December 31, 2011 Base Salary	Minimum Base Salary
Kennedy, P.	$350,000	$350,000	None
Gilmore, D.	$750,000	$750,000	$750,000
DeGiorgio, K.	$550,000	$550,000	$550,000
Valdes, M.	$450,000	$450,000	$450,000
Leavell, C.	$425,000	$425,000	None

In February 2012 the Committee reviewed executive officer base salaries and determined that Mr. Gilmore’s base salary would remain at $750,000, Mr. DeGiorgio’s base salary would increase to $600,000, Mr. Valdes’ base salary would remain at $450,000, and Mr. Leavell’s base salary would increase to $550,000. These decisions reflect the history of salary increases for the executives, the increasing responsibilities of Messrs. DeGiorgio and Leavell and the results of the benchmarking analysis performed by the Committee’s compensation consultant. Mr. Kennedy’s base salary remained at $350,000 until his resignation as executive chairman and concurrent appointment as chairman of the board of the Company on February 24, 2012, at which time he ceased receiving a salary as an employee of the Company. Mr. Kennedy’s compensation as chairman of the board is discussed below under “Director Compensation” on page 66.

(2) Annual Incentive Bonus

The Committee considers the annual incentive bonus to be a critical component of the executive officer compensation program. In recent years the annual incentive bonus has accounted for a substantial portion, if not the majority of the compensation paid to the named executive officers. This emphasis on annual incentive bonuses, as opposed to fixed base salary and long-term incentive compensation, reflects the view that key components of the Company’s business operations are cyclical in nature. As described further below, the Company pays a significant portion of the annual incentive bonus in RSUs that vest over several years, which the Committee believes focuses executive officers on enhancing long-term stockholder value. Accordingly, the Company believes that an incentive structure tied to annual performance is a more effective means of motivating and rewarding executive officers to enhance long-term stockholder value.

As was the case in recent years, the Committee structured payouts under the 2011 bonus program to be based on measurable performance against specific financial targets which the Committee believes to be key drivers of stockholder value.

The 2011 target bonus for each of Messrs. Gilmore, DeGiorgio and Valdes was increased from 2010 levels, reflecting the Committee’s evaluation of competitive benchmarking data, the fact that neither Mr. Gilmore nor Mr. Valdes received salary increases, the Committee’s favorable evaluation of the performance of each of the executives and, in the case of Mr. DeGiorgio, increased responsibilities. Target bonus amounts for Messrs. Gilmore, DeGiorgio and Valdes increased from $2,100,000, $800,000, and $550,000, respectively, to $2,175,000, $850,000 and $625,000, respectively. Given the transition in Mr. Kennedy’s role from chief executive officer to executive chairman at the separation, the Committee decided to compensate Mr. Kennedy exclusively through base salary. Consequently, Mr. Kennedy did not have a target bonus amount following the separation for 2010, nor did he have such an amount for 2011. Because Mr. Leavell was not an executive officer when the Committee determined target bonus amounts for 2011, the Committee did not determine such an amount for him.

The 2011 annual incentive bonus payable to Messrs. Gilmore, DeGiorgio and Valdes was determined by adjusting the applicable portion of the target bonus amount (listed in the table below under the column entitled “Percentage of Target”) based on objective financial criteria in two areas (each listed in the table below under the column entitled “Metric”), each of which had associated with it a threshold fifty percent payout level, an eighty percent payout level, a one hundred percent payout level and a one hundred seventy five percent payout level (listed in the table below under the columns entitled “Threshold”, “80% Payout”, “Target” and “Maximum”, respectively). With respect to both metrics, results below the threshold fifty percent payout level would not result in any payment and results above the maximum would not result in any additional payment. The percentage payout for results between the threshold and maximum were to be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and eighty percent point, the eighty percent and the target, or the target and the maximum, as applicable).

For 2011 the two financial criteria utilized by the Committee were:

•

Pretax Margin: the pretax income of the Company divided by the gross revenue of the Company, excluding, in the discretion of the Committee, the effects of net realized investment gains/losses and non-operating items, such as asset impairments and legal settlements; and

•	Return on Equity: net income of the Company divided by average invested stockholders equity, subject to the same adjustments as apply to the pretax margin metric.

The Committee set the metrics at challenging levels. Specifically, the Committee set the 80% payout level at the pretax margin and return on equity set forth in the Company’s budget, which was unanimously approved by the Company’s Board of Directors. The Committee believes these metrics, and the related performance levels, are indicators as to whether the Company, given the environment in which it is operating, has generated value for stockholders. The Committee also believes these metrics are utilized by stockholders, potential stockholders and their advisors in determining the value of the Company.

The performance levels and actual performance for 2011 are as follows:

Metric	Percentage of Target	Threshold	80% Payout	Target	Maximum	Actual 2011 Results
Pretax Margin	50%	3.36%	4.23%	5.00%	6.50%	4.25%
Return on Equity	50%	3.41%	4.28%	5.04%	6.51%	4.45%

In determining the actual results, for the reasons described above the Committee exercised its discretion to exclude the charge taken by the Company in connection with the settlement of the lawsuit with Bank of America. The Committee made no other adjustments to the results.

As in prior years, the Committee concluded that the alignment of executive officer efforts with long-term increases in stockholder value would be advanced by paying a portion of the annual incentive bonus in the form of RSUs. Because these RSUs vest over a four-year period, this practice also discourages executive officers from taking excessive risks for short term gains. RSUs granted as part of the annual incentive bonus program will sometimes be referred to as “Bonus RSUs” for purposes of clarity.

The Committee adopted the same schedule it has used in prior years to determine the percentage of the executive officer’s annual incentive bonus that is paid in Bonus RSUs. The schedule provides for the payment of an increasing percentage of the annual incentive bonus to be paid in Bonus RSUs as the sum of the executive officer’s base salary and annual incentive bonus amount increases.

Each of Messrs. Gilmore’s, DeGiorgio’s and Valdes’ annual incentive bonus for 2011 was determined by adjusting the target bonus amount based on the metrics and applying the schedule to determine the amount payable in Bonus RSUs. The following table summarizes the computation of the 2011 annual incentive bonuses and the amount paid in cash and Bonus RSUs to each named executive officer. It also provides the overall bonus amount for 2010 for comparison purposes. The cash amounts of the 2011 bonuses in the table below are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	2011 Target Annual Incentive Bonus		2011 Metric Result	2011 Annual Incentive Bonus Amount	2011 Actual Bonus		2010 Annual Incentive Bonus Amount
					Cash	RSUs
Kennedy, P.	$	n/a	n/a	$—	$—	$—		$669,188
Gilmore, D.		$2,175,000	82.5%	$1,794,375	$897,188	$897,187		$2,986,350
DeGiorgio, K.		$850,000	82.5%	$701,250	$420,750	$280,500		$1,141,650
Valdes, M.		$625,000	82.5%	$515,625	$335,156	$180,469		$799,800
Leavell, C.		n/a	n/a	$845,000	$507,000	$338,000	$	n/a

As discussed above, because of the change in Mr. Kennedy’s role at the time of the separation transaction, Mr. Kennedy did not have a target bonus for 2011 and he was not paid a bonus for 2011. Because Mr. Leavell did not become an executive officer until December 2011, the Committee neither set a target bonus amount for him nor constructed an annual incentive plan for him. Rather, the Committee determined the bonus by reference to the plan set for Mr. Leavell by Mr. Gilmore, which, in addition to including a component tied to the metrics applicable to the other executive officers, also included components tied to the performance of the operations managed by Mr. Leavell during the year and Mr. Gilmore’s qualitative evaluation of his performance. Based on Mr. Gilmore’s recommendation, the Committee approved an annual incentive bonus for Mr. Leavell as indicated above.

RSUs are denominated in units of the Company’s common stock. In accordance with Company policy, the number of units granted to a named executive officer in 2012 for 2011 performance was determined by dividing the dollar amount of the annual incentive bonus that the Committee determined to be paid in Bonus RSUs by the closing price of the Company’s stock on February 29, 2012, the second day on which the New York Stock Exchange was open for trading following the filing of the Company’s Annual Report on Form 10-K. These shares are not actually issued to the recipient on the grant date. Instead, when an RSU vests, the recipient is entitled to receive the shares. Dividends paid on the Company’s common stock are treated as if they were paid at the same time with respect to the RSUs and immediately reinvested in additional RSUs. These additional RSUs are subject to the same restrictions as the underlying RSUs.

As a general rule the Bonus RSUs vest at a rate of 25% on each anniversary of the date of grant. Vesting accelerates in certain circumstances, including upon the death or disability of the recipient and upon the one year anniversary of the early retirement or normal retirement of the recipient or the date on which the recipient is terminated without cause. Early retirement means the termination of the recipient’s employment, other than for cause, after having reached age 55 and 10 years of service. Normal retirement means the termination of the recipient’s employment, other than for cause, after having reached age 62, irrespective of the number of years of service. It is a condition of early vesting in the event of disability, termination without cause or retirement that the recipient sign a separation agreement in a form satisfactory to the Company. An RSU holder has none of the rights of a stockholder unless and until shares are actually delivered to the holder.

The Bonus RSUs issued in 2011 and 2012 to the Company’s named executive officers, based upon the performance metrics for 2010 and 2011, respectively, provided that, except in the case of death, disability or certain change-in-control scenarios, none of the Bonus RSUs would vest unless certain performance criteria were met. In particular, grants made in 2011 would not vest unless the net income of the Company for 2011 was at least $25 million. Similarly, grants made in 2012 will not vest unless the net income of the Company for 2012 is at least $25 million. In either case, net income excludes (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). This condition on vesting is intended to qualify the Bonus RSUs as performance-based compensation under Section 162(m) of the Internal Revenue Code, although there can be no guarantee that the Bonus RSUs will so qualify.

It should be noted that as required by applicable rules, the Summary Compensation, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End tables in this proxy statement reflect Bonus RSUs issued to the named executive officers in 2011 for performance in 2010. Similarly, the Bonus RSUs issued in 2012 in connection with the 2011 annual incentive bonuses are not reflected in those tables contained in this proxy statement. Applicable rules require that these tables only reflect equity awards issued to the named executive officers in 2011.

For 2011 bonuses the Committee utilized a performance unit arrangement for named executive officers (other than Mr. Leavell) intended to enable the Company to deduct for tax purposes under Section 162(m) of the Internal Revenue Code the entire amount of the cash portion of the annual incentive bonus awarded for 2011 performance. The arrangement involves the granting of performance units under the Company’s incentive compensation plan in an amount approximating the maximum amount of the cash portion of the bonus, followed by a reduction of the amount of performance units to eliminate the excess units when the actual cash portion of the annual incentive bonus has been determined. The remaining units are then converted into dollars and paid in cash as the cash portion of the annual incentive bonus in the amount determined by the Committee. As with the Bonus RSUs, these performance units provided that they would not be payable unless the 2011 net income of the Company was at least $25 million, excluding Extraordinary Items. The Committee determined that this target was met for 2011, with the result that the named executive officers ultimately received performance units for 2011, which the Committee subsequently converted into cash in the amount shown in the preceding table in the column labeled “2011 Actual Bonuses—Cash.”

With respect to the 2012 bonus amount and the metrics for adjusting those amounts, the Committee determined that the target bonus amounts for Messrs. Gilmore, DeGiorgio, and Valdes would remain the same and that Mr. Leavell’s target bonus would be set at $850,000. These decisions took into account the history of bonus increases for the executives, the level of bonus payouts in previous years, the Company’s projections for the real estate and mortgage markets and general economy in 2012, and the results of the benchmarking analysis performed by the Committee’s compensation consultant.

For 2012, subject to the Committee’s discretion to award a different amount, the bonuses of Messrs. Gilmore, DeGiorgio, Valdes and Leavell are expected to be determined based on the Company’s return on equity (weighted 35%), pretax margin (weighted 35%) and a strategic initiative component (weighted 30%). For 2012 the Committee decided to add the strategic initiative component to the executive bonus program to incentivize long-term stockholder value creating activities that may not directly and/or positively impact pretax margin or return on equity in the current year.

The financial metric portion of the 2012 bonus is to be determined by adjusting the applicable percentage of the target bonus amount based on objective financial results for return on equity and pretax margin (subject to certain specified adjustments that may be made at the discretion of the Committee), each of which has associated with it a threshold fifty percent payout level, a target one hundred percent payout level and a one hundred seventy five percent payout level. With respect to both metrics, results below the threshold fifty percent payout level would not result in any payment. The percentage payout for results between the threshold and maximum would be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and target or the target and the maximum point, as applicable). The payout on the strategic initiative component will be determined qualitatively by the Committee, however, the percentage payout will not exceed the greater of the percentage payout on the financial metrics or 100%.

For 2012, the Committee again established a performance unit arrangement for the named executive officers. The Committee granted to Messrs. Gilmore, DeGiorgio, Valdes and Leavell performance units with a cash value (if fully paid out) approximately equal to the maximum potential cash portion of the 2012 annual incentive bonus under the metrics described above, or $1,903,125, $840,000, $656,250 and $870,000, respectively. These performance units, which were issued under the Company’s 2010 Incentive Compensation Plan, provide that they will not be payable unless the net income of the Company for 2012 is at least $25 million, excluding Extraordinary Items. As in 2011, the award agreements give the Committee complete discretion to reduce the actual amount of bonus payable to any lesser amount. It is expected that such a reduction will be made when the Committee determines the actual 2012 annual incentive bonuses.

(3) Long-Term Incentives

Since 2006 the Committee has provided long-term incentives to its executive officers through the issuance of RSUs. The Committee believes that RSUs provide the best means of aligning the interests of executive officers with those of its long-term stockholders based on, among other factors, (a) the significant accounting charges that result from alternative forms of long-term equity compensation, in particular stock options, (b) the tendency for employees, as a result of the cyclical nature of some of the Company’s core businesses, to assign a value to stock options that is lower than the actual accounting expense for those options, and (c) the inherent difficulties in establishing long-term performance targets. The Committee also believes that such long-term incentive awards, particularly when coupled with the payment of a meaningful portion of the annual incentive bonus in Bonus RSUs, incentivizes executive officers to have a long-term perspective on the Company’s performance and, at the same time, discourages them from taking excessive risk to achieve short term gains. RSUs issued as part of the Company’s long-term incentive program will sometimes be referred to as “Long-Term Incentive RSUs,” to distinguish them from the previously described Bonus RSUs awarded to the named executive officers as a portion of their annual incentive bonus.

The Committee does not employ a formulaic approach in determining the amount of Long-Term Incentive RSUs to grant to executive officers. Instead, for years prior to 2011, at the beginning of the year the Committee typically would establish a maximum amount of Long-Term Incentive RSUs. After the year concluded, the Committee would qualitatively evaluate the performance of the executive officer (with input from the chief executive officer for named executive officers other than himself) and the Company for that year and, based on this evaluation, determine the appropriate amount of the award. For 2011, however, the Committee determined not to establish in advance maximum Long-Term Incentive RSU amounts. Instead, it determined that it would review the performance of the executive officers following the completion of the year and award the amount of Long-Term Incentive RSUs that it deemed appropriate.

For 2011 performance the Committee awarded $750,000, $450,000, $150,000 and $100,000 of Long-Term Incentive RSUs to Messrs. Gilmore, DeGiorgio, Valdes and Leavell, respectively. For Messrs. Gilmore and

Valdes the amount of Long-Term Incentive RSUs awarded reflected a percentage reduction to the annualized maximum amount of RSUs the Committee established for the post-separation period in 2010 approximately equal to the percentage reduction resulting from the application of the 2011 metrics to the 2011 target bonus amounts. Mr. DeGiorgio’s award reflected the Committee’s conclusion that his contributions to the Company had been exceptionally valuable in 2011, particularly with respect to the new operational roles he assumed during the year and his efforts in managing and mitigating risks the Company faced. Mr. Leavell’s award reflected the Committee’s positive evaluation of his contributions to the title company in his new role of chief operating officer and considerations of horizontal equity as compared to other executive officers who received Long-Term Incentive RSUs.

The terms and conditions of Long-Term Incentive RSUs are identical to the Bonus RSUs issued to the named executive officers except that vesting does not accelerate upon early retirement or termination without cause. As an exception, Mr. Valdes’ Long-Term Incentive RSUs awarded for 2011 performance provide for continued vesting of his award following early retirement. If Mr. Valdes retires after March 1, 2014 but before October 1, 2014, 50% will vest on the three-year anniversary of the grant date, and if he retires on or after October 1, 2014, 25% will vest on the third anniversary of the grant date and the remaining 25% will vest on the fourth anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his early retirement.

The approximate dollar values of the Long-Term Incentive RSUs issued to each of the named executive officers for 2010 and 2011 performance are provided in the following table:

Named Executive Officer	Long-Term Incentive RSUs Granted in 2011 for 2010 Performance(1)	Long-Term Incentive RSUs Granted in 2012 for 2011 Performance(1)
Kennedy, P.	$177,083	$—
Gilmore, D.	$879,167	$750,000
DeGiorgio, K.	$354,167	$450,000
Valdes, M.	$175,000	$150,000
Leavell, C.	$—	$100,000

(1)	The actual dollar value of the RSUs may differ slightly from these dollar amounts in the table due to rounding. The Long-Term Incentive RSUs granted in 2012 in connection with 2011 performance were issued on February 29, 2012, pursuant to the Company’s policy of issuing RSUs to executive officers on the second day on which the New York Stock Exchange is open for trading following the filing of the Annual Report on Form 10-K. With respect to the Long-Term Incentive RSUs granted in 2011, the Committee made an exception to the policy because the Company’s Annual Report on Form 10-K had already been filed when the Committee approved the award amounts, and the RSUs were issued on March 31, 2011.

As indicated above with respect to Bonus RSUs, it should be noted that, as required by applicable rules, Long-Term Incentive RSUs granted in 2012 in connection with 2011 performance are not reflected in the Summary Compensation table, the Grants of Plan-Based Awards table or the Outstanding Equity Awards at Fiscal Year End table contained herein. Those tables reflect Long-Term Incentive RSUs granted in 2011 in connection with 2010 performance.

Summary of Base Salary, Bonus, and Long-Term Incentive Compensation Paid for 2011. The following table summarizes for each named executive officer the amount paid for 2011 in the form of total base salary, annual incentive bonus (paid in 2012 for 2011 performance) and Long-Term Incentive RSUs (granted in 2012 in connection with 2011 performance). This table is not a substitute for the compensation tables required by the Securities and Exchange Commission and included under the heading “Compensation Tables” herein, but the Committee believes it provides a more accurate picture of how the Committee viewed its compensation actions for the named executive officers based on performance for 2011:

	Base Salary Paid in 2011	2011 Actual Bonus (Paid in 2012)		Long-Term Incentive RSUs Issued in 2012 for 2011 Performance	Total for 2011	Compared to Total for 2010
Named Executive Officer		Cash	Bonus RSUs
Kennedy, P.	$350,000	$—	$—	$—	$350,000	$1,190,694
Gilmore, D.	$750,000	$897,188	$897,187	$750,000	$3,294,375	$4,570,902
DeGiorgio, K.	$550,000	$420,750	$280,500	$450,000	$1,701,250	$1,951,202
Valdes, M.	$450,000	$335,156	$180,469	$150,000	$1,115,625	$1,356,339
Leavell, C.	$425,000	$507,000	$338,000	$100,000	$1,370,000	n/a

(4) Other Executive Officer Benefits

Executive officers are entitled to employee benefits generally available to all full-time employees of the Company (subject to fulfilling any minimum service requirement). This includes elements such as the health and welfare benefits generally available to all employees. In designing these elements the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Named executive officers may participate in several benefit plans that provide benefits upon retirement. Such retirement benefits include: the First American Financial Corporation 401(k) Savings Plan, the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan, the SERP and the First American Financial Corporation Deferred Compensation Plan. The first two plans are generally available to employees (except that the Pension Plan is limited to individuals who became participants before 2002), while the remaining three plans are limited to a select group of management (in addition, the Pension Restoration Plan is limited to individuals who became participants before 1995). The First American Financial Corporation 401(k) Savings Plan is a tax-qualified profit-sharing plan, which authorizes company matching contributions based on the amount of employee pre-tax contributions and a schedule that ties the amount of matching contributions to the Company’s profitability. For 2011, for each $1.00 employees contributed to the plan up to 3% of the employee’s eligible compensation, the Company provided a match of $0.50. Further explanation of the other four plans can be found in connection with the Pension Benefits and Deferred Compensation tables in the “Compensation Tables” section. The Company believes that these plans provide a valuable recruiting and retention mechanism for its executive officers and enable it to compete more successfully for qualified executive talent.

(5) Staking Grants

On June 1, 2010, the Committee awarded to certain key executives of the Company, including Messrs. Gilmore, DeGiorgio and Leavell, a performance-based RSU award—referred to as a “Staking Grant”—designed to incentivize these executives to maximize the post-separation value of the Company for its stockholders. The Committee intended these awards to only deliver value to the recipients when substantial value is delivered to the Company’s stockholders.

Based on the closing price of the Company’s stock on the date of grant, the Staking Grant made to Messrs. Gilmore, DeGiorgio and Leavell had a value of $3.0 million, $1.4 million and $1.0 million, respectively. In general, up to one third of the RSUs subject to the Staking Grant will vest on June 1 of 2013, 2014 and 2015 if and only if the recipient remains employed by the Company and the Company, as of such potential vesting date, has met the compounded annual total stockholder return criteria, as follows:

•	If the Company’s compounded annual total stockholder return from the separation date equals at least 10 percent, then 50 percent of the RSUs eligible for vesting as of the applicable date will vest;

•

If the Company’s compounded annual total stockholder return from the separation date equals at least 12 percent, then 100 percent of the RSUs eligible for vesting as of the applicable date will vest; and

•

To the extent the compounded annual total stockholder return is between 10 percent and 12 percent, then between 50 percent and 100 percent of the RSUs eligible for vesting will vest on a proportionate basis.

If less than 100 percent vesting occurs on a vesting date, then the number of RSUs that did not vest will carry-forward for potential vesting on subsequent vesting dates. Unvested RSUs as of the last vesting date are forfeited.

Total stockholder return is defined to include appreciation in the Company’s stock price and dividends paid to stockholders. Dividends are deemed reinvested in the Company’s stock. For the purpose of measuring total stockholder return the initial price is $13.61, the average closing price on trading days during the 60-day period starting on the date of grant. The awards provide for potential pro rata vesting (to the extent the total stockholder return targets are met) in the event of death, disability, and termination of the recipient’s employment without cause prior to the vesting dates, as well as provisions providing for a determination of the extent to which the stockholder return targets are met prior to the vesting dates in the event of a change in control prior to the vesting dates.

The form agreement evidencing the Staking Grant award is attached as an exhibit to the Quarterly Report on Form 10-Q filed by the Company on August 9, 2010.

C.	Pay Mix

The Committee utilizes the particular elements of compensation described above because it believes that they represent a well-proportioned mix of stock-based compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, the Committee endeavors to provide each named executive officer with a measure of security with respect to the minimum level of compensation he is entitled to receive, while motivating each named executive officer to focus on the business metrics that will produce a high level of performance for the Company with corresponding increases in stockholder value and long-term wealth creation for the named executive officer, as well as reducing the risk of loss of top executive talent to competitors.

For named executive officers, the mix of compensation is weighted heavily toward at-risk pay and, in particular, the annual incentive bonus. This pay mix is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for the Company’s executive officers.

D.	Pay Levels and Benchmarking

Overall compensation levels for named executive officers are determined based on a number of factors, including each individual’s roles and responsibilities within the Company, each individual’s experience and expertise, the compensation levels for peers within the Company, compensation levels in the marketplace for similar positions and performance of the individual and the Company as a whole. In determining these compensation levels, the Committee considers all forms of compensation and benefits.

In order to determine competitive compensation practices, the Committee primarily relies upon data compiled from public filings of selected companies (“comparator companies”) that it considers appropriate comparators for the purpose of developing executive compensation benchmarks. The comparator companies for 2011 (meaning the companies used in connection with determinations of 2011 salaries, bonuses paid in 2011 and long term incentive RSUs issued in 2011) are identified below. In addition, the Committee periodically considers nationally recognized survey data published by various consulting firms, although the Committee did not use survey data to develop benchmarking data to develop 2011 compensation levels for the named executive officers whose compensation is described herein. Compensation survey data includes information from both general industry and the financial sector.

To assist it in determining the amount and mix of 2011 compensation commensurate with each named executive officer’s role, the Committee examined a group of companies with characteristics similar to the Company, including the business lines in which they operate as well as financial measures and other metrics such as market capitalization, revenues and employee counts.

The comparator companies for 2011 were:

•	American Financial Group, Inc.

•	Assurant, Inc.

•	Cincinnati Financial Corporation

•	Fidelity National Financial, Inc.

•	The Hanover Insurance Group, Inc.

•	Kemper Corporation (f/k/a Unitrin, Inc.)

•	Lender Processing Services, Inc.

•	Mercury General Corporation

•	Old Republic International Corporation

•	W.R. Berkeley Corporation

•	White Mountains Insurance Group, Ltd.

Three of the comparator companies used in 2010 were removed from the 2011 list and one was added. In determining to exclude the three companies from the list, the Committee concluded that the businesses of those companies, generally information services, were insufficiently similar to the business conducted by the Company and that the others, including the company added to the list, were more representative because they principally engage in insurance and/or mortgage processing businesses. The changes represent the Committee’s continuing efforts to identify a significant number of comparable companies notwithstanding the fact that there is only one other company in the Company’s primary industry with financial characteristics similar to the Company’s. As was the case with the 2010 comparator companies, the Committee recognized that the median market capitalization of the 2011 comparator companies was meaningfully higher than that of the Company and made adjustments to reported equity compensation values to take that disparity into account.

After consideration of the data collected on competitive compensation levels and relative compensation within the executive officer group, the Committee determines each individual executive officer’s target total compensation or total compensation opportunities based on Company and individual performance and the need to attract, incentivize and retain an experienced and effective management team. The Committee examines the relationship of each executive officer’s base salary, target annual incentive bonus opportunity and potential long-term incentive awards (if such an amount has been determined) to market median data. The Committee does not believe, however, that compensation or compensation opportunities should be structured toward a uniform relationship to median market data, especially in light of the different financial characteristics of the Company’s business units (such as the relationship of revenues to net income). Accordingly, total compensation for specific individuals will vary based on a number of factors in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a replacement executive officer.

E.	Conclusion

The final level and mix of compensation determined by the Committee is considered within the context of both the objective data from a competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Committee believes that each of the compensation packages for the named executive officers is within the competitive range of practices when compared to the objective comparative data even where qualitative factors have influenced the compensation decisions.

IV.	Timing of Equity Grants

The Company’s policy with respect to equity awards to executive officers is, after Committee approval, to issue the awards on the second day on which the New York Stock Exchange is open for trading following the filing of the Company’s Annual Report on Form 10-K. Because the amount of Long-Term Incentive RSUs issued in 2011 had not yet been finally determined as of that date, as an exception to that policy, the Committee determined that they should be issued on March 31, 2011. In the case of RSUs denominated in dollars and stock options, pricing (that is, the number of shares or units issued for each dollar denominated RSU award or the strike price with respect to stock options) is determined as of that date. The price of Company common stock used for these purposes is the last sale price reported for a share of the Company’s common stock on the New York Stock Exchange on that date. Because the performance criteria utilized in the Staking Grant is designed to measure total stockholder return from the June 1, 2010 separation, the Committee issued the Staking Grant awards on June 1, 2010 and the number of RSUs was determined by dividing the dollar value of the award by the final “when issued” price of the Company’s stock on June 1, 2010.

With respect to employees other than executive officers, the methodology is the same as that for executive officers, except that RSU grants are made, following Committee approval, on the 20th day of the third month of the calendar quarter or the subsequent business day. Although none have been issued since the separation, equity awards for non-executives other than RSUs would be made on the last day on which the New York Stock Exchange is open for trading during the calendar quarter in which the Committee approved the granting of such award.

V.	Adjustment or Recovery of Awards

The Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation, including equity awards, received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results. In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period.

VI.	Consideration of Prior Amounts Realized

The Company’s philosophy is to incentivize and reward executive officers for future performance. Accordingly, prior stock compensation gains (option gains or restricted stock awarded in prior years) generally are not considered in setting future compensation levels.

VII.	Employment Agreements and Post-Termination Payments

A.	Employment Agreements

Messrs. Gilmore, DeGiorgio and Valdes are parties to employment agreements with the Company. These employment agreements were originally entered into with the Company’s prior parent, The First American Corporation, but were assumed by the Company in connection with the separation and subsequently extended.

Messrs. Gilmore, DeGiorgio and Valdes. These agreements, originally approved by the Committee on November 18, 2008 and executed in December 2008, would have expired on December 31, 2011 if not renewed. The Committee authorized the Company to renew these agreements on August 30, 2011. The decision to renew them reflected the Committee’s favorable evaluation of the performance of each of these executives, its view that renewal of the contracts provided an important retention incentive and the potential benefit to the Company from the non-competition, non-solicitation and other covenants in the contracts. The renewed agreements extend the employment term to December 31, 2014. The agreements specify minimum base salaries equal to the base salaries paid to such individuals at the time of renewal, namely $750,000, $550,000 and $450,000 for Messrs. Gilmore, DeGiorgio and Valdes, respectively. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary remain at the discretion of the Committee.

The agreements continue to provide that if the Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on the Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-compete, non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached his “early retirement date” under the SERP, then the executive’s benefit will be deemed vested on his early retirement date notwithstanding the termination, provided that the executive’s “final average compensation” used to determine the amount of the benefit would be determined as of his actual termination date. No additional benefits are payable in the event that the executive voluntarily terminates or termination is on account of death, disability or for cause.

Under the agreements, cause is defined to include (1) the executive officer’s physical or mental inability to perform the essential functions of his job, (2) willful breach of any fiduciary duties owed to the Company, (3) willful failure to comply with applicable rules and regulations, (4) gross incompetence in the performance of job duties, (5) commission of crimes involving moral turpitude, fraud, or misrepresentation, (6) the failure to perform duties consistent with a commercially reasonable standard of care, (7) refusal to perform job duties or reasonable directives from his superior or the Board of Directors and (8) any gross negligence or willful misconduct resulting in loss or damage to the reputation of the Company.

The agreements are attached as an exhibit to the Form 10-Q filed by the Company on November 2, 2011.

B.	Change-in-Control Arrangements

The Company’s 2010 Incentive Compensation Plan (except as otherwise provided in an award agreement) generally provides for the accelerated vesting of awards in the event of a change-in-control of the Company. Award agreements evidencing RSUs issued in 2007 and thereafter provide that vesting will not accelerate as a result of a change-in-control that has been approved by the Company’s incumbent Board of Directors.

Prior to January 1, 2011, the SERP generally provided for the accelerated vesting of benefits in the event of a change-in-control of the Company that was not approved by the Company’s incumbent directors and, upon the subsequent termination of the participant’s employment for any reason, the commencement of benefits as though the participant had attained normal retirement age. The Company amended the SERP, effective as of January 1, 2011, to, among other changes, require as a condition to the commencement of benefits the involuntary termination of the participant within 36 months of the change-in-control. In that event the amendments also provided for an actuarial reduction in the benefit payable to participants who had not yet reached age 55. Participants age 55 and older would receive the benefit they would otherwise have been entitled to at termination absent a change in control.

The document evidencing the SERP, as amended, is attached as an exhibit to the Form 10-K filed by the Company on March 1, 2011.

Change-in-Control Agreements. As part of the Company’s efforts to retain key employees, it has entered into agreements with each of the named executive officers to provide for certain benefits in the event the executive officer is terminated following a change-in-control. In October 2010 the Company amended these agreements to eliminate the excise tax gross-up for benefits payable under the agreements, to eliminate the obligation of the Company to pay benefits if the executive voluntarily terminates employment within 30 days of the one year anniversary of a change-in-control (commonly referred to as a “single trigger” provision) and to reduce the multiple of base and bonus payable from three to two. In the opinion of the Committee, these changes reflected current best practices with respect to such agreements.

Under the agreement a “change-in-control” means any one of the following with respect to the Company:

•	a merger or consolidation of the Company in which the Company’s stockholders end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company;

•

a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

•	the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25% of the Company’s voting securities.

If the termination of the executive officer’s employment occurs without cause or if the executive officer terminates his employment for good reason within 36 months following the change-in-control, the Company is required to pay the following benefits in one lump sum within ten business days:

•	the executive officer’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

•

an annual incentive bonus for the year in which the termination occurs in an amount equal to the target bonus for the year of termination (or if there is no target annual incentive bonus or under certain other specified circumstances, the average of the annual incentive bonuses paid for the three prior years), prorated through the date of termination;

•	accrued and unpaid vacation pay;

•	unreimbursed business expenses;

•	two times the executive officer’s annual base salary in effect immediately prior to the termination; and

•

two times the executive’s target bonus (or if there is no target annual incentive bonus or under certain other specified circumstances, two times the average of the annual incentive bonuses paid for the three prior years).

In addition, for a period of 24 months following the date on which the executive officer’s employment terminates, the Company will provide the same level of benefits and perquisites that the executive officer received at the time of termination or, if more favorable to the executive officer, at the time at which the change-in-control occurred. These benefits include tax-qualified and nonqualified savings plan benefits (excluding, however, any supplemental benefit plans), medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that the executive officer cannot participate in the plans previously available, the Company will provide such benefits (or a cash equivalent) on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

If the amount payable under the agreements, together with other payments and benefits, would constitute an “excess parachute payment” under the Internal Revenue Code and, consequently, be subject to excise tax, the change-in-control agreements provide for a reduction in the amount payable to that amount that would result in the elimination of the excise tax, provided that the reduced amount exceeds the amount the executive officer would receive if the excise tax has been applied.

The change-in-control agreements would initially have expired on December 31, 2011, however, they automatically extend for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term.

The form change-in-control agreement is attached as an exhibit to the Form 10-Q filed by the Company on November 1, 2010.

C.	Retirement Programs

As noted above, the Company maintains five programs that provide retirement benefits to the named executive officers: the First American Financial Corporation 401(k) Savings Plan, the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan, the SERP and the First American Financial Corporation Deferred Compensation Plan. The First American Financial Corporation 401(k) Savings Plan is described above under “III.B.4—Other Executive Officer Benefits”. Explanation of the other four plans can be found in connection with the Pension Benefits and Deferred Compensation Plan tables in the “Compensation Tables” section.

As part of its efforts to curtail the Company’s expenses, in 2010 management recommended certain changes to the benefits payable under the SERP. In response to this recommendation and based on its own analysis of practices at comparable companies with respect to similar plans, effective January 1, 2011, the Committee closed the SERP to new participants and, as part of the amendments described above, fixed as of December 31, 2010 the compensation used to determine benefits payable under the SERP. The amendments also capped the annual benefit to a maximum of $500,000 for the Company’s chief executive officer and $350,000 for other participants.

D.	Payments due Upon Terminations and/or a Change-in-Control

Calculations and further explanation of the payments due the named executive officers upon termination of employment and/or a change-in-control are found under the portion of the “Compensation Tables” section of this document entitled “Potential Payments Upon Termination or Change-in-Control.”

VIII.	Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

The Company has adopted guidelines requiring its chief executive officer to hold Company stock with a value equal to at least five times his base salary and each of the other named executive officers to hold stock with a value equal to at least three times their respective base salaries. In addition, the Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results. The Company also has adopted policies generally prohibiting executive officers and certain other employees from holding Company securities in a margin account, pledging Company securities as collateral and hedging ownership of Company securities by engaging in short sales or trading in option contracts involving Company securities.

IX.	Impact of Tax and Accounting

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options and RSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs the cost is generally equal to the fair value of the stock on the date of grant times the number of shares granted, although a discount was applied with respect to the Staking Grants, reflecting the uncertainty of the achievement of the performance criteria. Generally, this expense is amortized over the requisite service period. With respect to stock options, the Company calculates the fair value of the option and takes that value into account as an expense over the vesting period, after adjusting for possible forfeitures.

The Committee intends to design the Company’s compensation programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to its named executive officers will not exceed $1,000,000 in any one year, except for compensation payments that qualify as “performance-based.” However, the Company may pay compensation which is not deductible in certain circumstances.

X.	Impact of the Separation on Outstanding Equity Awards

At the time of the separation, each of the named executive officers held stock options and RSUs issued by the Company’s former parent, The First American Corporation. In the separation, all of the stock options and RSUs held by Messrs. Gilmore, DeGiorgio, Valdes and Leavell and half of the stock options and RSUs held by Mr. Kennedy were converted into options to purchase the stock of the Company and into the Company’s RSUs, respectively. The strike price and the number of shares subject to stock options and the number of RSUs were adjusted to maintain, on a post-separation basis, the pre-separation value of such awards. Otherwise the awards remained subject to substantially the same terms, including vesting requirements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee on March 5, 2012 recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee Lewis W. Douglas, Jr., Chairman Hon. William G. Davis Michael D. McKee Herbert B. Tasker

Compensation Tables

The following tables set forth compensation information for the Company’s “named executive officers” pursuant to the specific requirements of applicable regulations. The Company believes that the Summary Compensation Table below does not completely reflect its perspective on compensation for its named executive officers. Rather, the Company believes that its perspective is more completely reflected in the “Compensation Discussion and Analysis” section above.

The following Summary Compensation Table sets forth compensation awarded to or earned by our named executive officers in 2009, 2010, and 2011. Amounts shown in this table include compensation paid by our former parent company, The First American Corporation (“TFAC”). Amounts shown for Mr. Kennedy in 2010 include only the portion of compensation paid by TFAC prior to our separation from TFAC that was allocated to us.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Parker S. Kennedy(4)	2011	$350,000	$0	$444,751	$0	$164,334	$5,513	(5)	$964,598
Chairman of the Board	2010	$344,423	$0	$1,079,104	$401,513	$350,800	$7,350		$2,183,189
	2009	$675,000	$0	$0	$1,308,242	$319,221	$0		$2,302,463

Dennis J. Gilmore	2011	$750,000	$0	$2,372,316	$897,188	$554,051	$5,871	(6)	$4,579,426
Chief Executive Officer	2010	$705,385	$0	$3,546,588	$1,493,175	$502,225	$7,670		$6,255,042
	2009	$597,500	$0	$878,964	$991,667	$759,204	$285		$3,227,620

Kenneth D. DeGiorgio	2011	$550,000	$0	$810,802	$420,750	$145,959	$6,331	(7)	$1,933,842
Executive Vice President & Secretary	2010	$455,385	$800,000	$1,423,483	$684,990	$206,482	$8,129		$3,578,469
	2009	$380,769	$0	$296,949	$491,773	$292,933	$740		$1,463,164

Max O. Valdes	2011	$450,000	$0	$494,910	$335,156	$281,662	$5,513	(8)	$1,567,241
Executive Vice President & Chief Financial Officer	2010	$381,539	$225,000	$385,632	$479,880	$648,958	$7,350		$2,128,359
	2009	$340,385	$0	$236,277	$409,811	$417,213	$0		$1,403,686

Christopher M. Leavell(9)	2011	$425,000	$507,000	$379,994	$0	$344,304	$6,964	(10)	$1,663,262
COO of principal subsidiary

(1)	As required by applicable rules, cash portions of the annual incentive bonus amounts that were paid through performance units are included under the column entitled “Non-Equity Incentive Plan Compensation”, as opposed to the column entitled “Bonus”. For Mr. DeGiorgio and Mr. Valdes, amounts in the column entitled “Bonus” for 2010 represent special one-time bonuses in recognition of their significant efforts toward the consummation of the separation. Mr. Leavell’s bonus for 2011 was not paid through performance units and therefore is included under the “Bonus” column.

(2)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with accounting guidance. The values set forth under this column for 2011 reflect the grants made in 2011 based on performance metrics from 2010. Amounts for 2010 for Messrs. Gilmore and DeGiorgio include the performance-based RSU staking awards made in connection with the separation, discounted by 43% to reflect the uncertainty of the achievement of the performance criteria contained therein.

(3)

Reflects the change in the present value of the life annuity from the end of the year preceding the applicable fiscal year to the end of the applicable fiscal year for both the qualified and non-qualified pension plans (which are entitled the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan and the First American Financial Corporation Executive Supplemental Benefit Plan). See Pension Benefits table for assumptions. Amounts in the column do not include earnings under the Company’s deferred compensation plan as such earnings are neither above market nor preferential. The Company’s deferred compensation plan provides a return based on a number of investment crediting options.

(4)	Amounts shown for Mr. Kennedy in 2010 include compensation paid by TFAC prior to the separation that was allocated to the Company, which is 50% of the compensation from TFAC.

(5)	This amount consists of Company contributions of $5,513 to his account in the Company’s tax qualified 401(k) savings plan.

(6)	This amount consists of (a) Company contributions of $5,513 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $359.

(7)	This amount consists of (a) Company contributions of $5,513 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $818.

(8)	This amount consists of Company contributions of $5,513 to his account in the Company’s tax qualified 401(k) savings plan.

(9)	Mr. Leavell became an executive officer in December 2011.

(10)	This amount consists of (a) Company contributions of $5,513 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $1,451.

Grants of Plan-Based Awards

The following table contains information concerning awards of RSUs and performance units made by the Company to each of our named executive officers during fiscal year 2011.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Parker S. Kennedy	3/3/11	(2)	2/18/11				—	16,761	—		$267,673
	3/31/11	(3)	3/29/11				—	10,732	—		$177,078

Dennis J. Gilmore	3/31/11	(1)	3/29/11	—	—	$1,905,000
	3/3/11	(2)	2/18/11				—	93,498	—		$1,493,163
	3/31/11	(3)	3/29/11				—	53,282	—		$879,153

Kenneth D. DeGiorgio	3/31/11	(1)	3/29/11	—	—	$745,000
	3/3/11	(2)	2/18/11				—	28,594	—		$456,646
	3/31/11	(3)	3/29/11				—	21,464	—		$354,156

Max O. Valdes	3/31/11	(1)	3/29/11	—	—	$660,000
	3/3/11	(2)	2/18/11				—	20,032	—		$319,911
	3/31/11	(3)	3/29/11				—	10,606	—		$174,999

Christopher M. Leavell	3/21/11	(4)	2/18/11							22,274	$379,994

(1)	Awards represent the maximum amount payable with respect to performance units awarded under the Company’s incentive compensation plan for 2011. None of the awards were payable unless, as was the case, the combined net income of the Company for 2011 was at least $25 million, excluding (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). The Compensation Committee had, and exercised, the discretion to reduce the amount of the performance units. See “Compensation Discussion and Analysis—III. Compensation Structure—B. Pay Elements—Details—(2) Annual Incentive Bonus.” The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2011 are the actual amounts paid under the plan following such reduction.

(2)	Grants represent the portion of the 2010 annual bonus, paid in 2011, in the form of RSUs, referred to as “Bonus RSUs.” Vesting of those Bonus RSUs generally occurs at a rate of 25% per year on each anniversary of the date of grant, and would not occur unless, as was the case, the net income of the Company for 2011 was at least $25 million, excluding Extraordinary Items.

(3)	Grants represent Long-Term Incentive RSUs which were issued to the named executive officers for 2010 performance. Vesting of those Long-Term Incentive RSUs generally occurs at a rate of 25% per year on each anniversary of the date of grant, and would not occur unless, as was the case, the net income of the Company for 2011 was at least $25 million, excluding Extraordinary Items.

(4)	Grant of time-vesting RSUs. The award vests at a rate of 25% per year on each anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards of the Company held by the named executive officers as of December 31, 2011. With the exception of half of Mr. Kennedy’s outstanding equity awards, all TFAC equity awards outstanding at the time of the separation were converted into Company equity awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(5) ($)
Parker S. Kennedy	93,163	0	9.82	2/27/2013
	93,162	0	13.13	2/26/2014
	93,162	0	15.70	2/28/2015
	93,163	0	20.40	12/8/2015
						11,892	(6)	$150,672
						64,807	(7)	$821,105
						16,970	(8)	$215,010
						10,865	(9)	$137,660

Dennis J. Gilmore	13,974	0	8.21	7/23/2012
	116,452	0	9.82	2/27/2013
	116,453	0	13.13	2/26/2014
	139,744	0	15.70	2/28/2015
	139,744	0	20.40	12/8/2015
						16,268	(6)	$206,116
						38,920	(10)	$493,116
						58,733	(11)	$744,147
						110,612	(7)	$1,401,454
						94,667	(8)	$1,199,431
						53,947	(9)	$683,509
									218,149	$2,763,948

Kenneth D. DeGiorgio	10,480	0	11.32	3/12/2013
	10,480	0	11.32	4/1/2013
	67,540	0	16.02	6/4/2013	(12)
	33,771	0	13.63	12/22/2013	(12)
	46,581	0	20.40	12/8/2015
						4,217	(6)	$53,429
						12,490	(10)	$158,248
						19,853	(11)	$251,538
						37,705	(7)	$477,722
						28,951	(8)	$366,809
						21,730	(9)	$275,319
									101,802	$1,289,831

Max O. Valdes	46,581	0	20.40	12/8/2015
						4,049	(6)	$51,301
						8,293	(10)	$105,072
						15,550	(11)	$197,019
						23,158	(7)	$293,412
						20,282	(8)	$256,973
						10,736	(9)	$136,025

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(5) ($)

Christopher M. Leavell	13,974	0	11.32	3/12/2013
	13,974	0	11.32	4/1/2013
	34,935	0	15.09	10/21/2014
	23,290	0	19.96	1/13/2016
					684	(13)	$8,666
					14,030	(10)	$177,760
					18,161	(14)	$230,100
					20,113	(15)	$254,832
					22,552	(16)	$285,734
								72,713	$921,274

(1)	The options referenced in the table have a ten-year life.

(2)	The RSUs vest in equal annual increments commencing on the first anniversary of the grant.

(3)	Represents the value of unvested RSUs based on a stock price of $12.67 as of December 30, 2011.

(4)	Represents the maximum potential staking grant RSUs as of December 30, 2011. The RSUs may vest on 6/1/2013, 6/1/2014, and 6/1/2015 depending on the Company’s total stockholder return over the applicable period. For a full description of the performance criteria and vesting schedule, see “Compensation Discussion and Analysis—III. Compensation Structure—B. Pay Elements—Details—(5) Staking Grants.”

(5)	Represents the value of the unearned staking grant RSUs based on a stock price of $12.67 as of December 30, 2011. However, the performance criteria would not be satisfied at the $12.67 stock price and no RSUs would vest absent future achievement of the total stockholder return criteria.

(6)	Remaining vesting dates include: 3/5/2012.

(7)	Remaining vesting dates include: 3/3/2012, 3/3/2013, 3/3/2014, and 3/3/2015.

(8)	Remaining vesting dates include: 3/3/2012, 3/3/2013, 3/3/2014, and 3/3/2015.

(9)	Remaining vesting dates include: 3/31/2012, 3/31/2013, 3/31/2014, and 3/31/2015.

(10)	Remaining vesting dates include: 3/4/2012 and 3/4/2013.

(11)	Remaining vesting dates include: 3/4/2012, 3/4/2013, and 3/4/2014.

(12)	These amounts represent options to purchase Company common shares arising from the conversion of First Advantage Corporation (“FADV”) options that were previously issued to Mr. DeGiorgio and that were converted into TFAC options in connection with TFAC’s acquisition of the publicly traded shares of FADV. As required by the applicable plan documents, as a result of that transaction, all unvested FADV options immediately vested.

(13)	Remaining vesting dates include: 3/30/2012.

(14)	Remaining vesting dates include: 3/20/2012, 3/20/2013, and 3/20/2014.

(15)	Remaining vesting dates include: 3/22/2012, 3/22/2013, 3/22/2014, and 3/22/2015.

(16)	Remaining vesting dates include: 3/21/2012, 3/21/2013, 3/21/2014, and 3/21/2015.

Option Exercises and Stock Vested

The following table sets forth information concerning value realized by each of the named executive officers upon exercise of stock options and vesting of stock during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Parker S. Kennedy	46,580	$158,943	27,748	$443,018
Dennis J. Gilmore	18,632	$60,272	81,745	$1,303,769
Kenneth D. DeGiorgio	0	$0	25,998	$414,643
Max O. Valdes	0	$0	18,743	$298,922
Christopher M. Leavell	3,493	$20,434	18,413	$304,416

Pension Benefits

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age to each of the named executive officers, computed as of December 31, 2011. The amounts are based upon benefits provided to the named executive officers under the tax-qualified First American Financial Corporation Pension Plan (“Pension Plan”), First American Financial Corporation Pension Restoration Plan (“Pension Restoration Plan”) and First American Financial Corporation Executive Supplemental Benefit Plan (“Executive Supplemental Benefit Plan”).

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits(2)(3) ($)	Payments During Last Fiscal Year ($)
Parker S. Kennedy(4)(5)	Pension Plan	34.7	$635,510	$0
	Pension Restoration Plan	34.7	$218,530	$0
	Executive Supplemental Benefit Plan	34.7	$4,722,198	$0

Dennis J. Gilmore	Pension Plan	18.6	$130,034	$0
	Executive Supplemental Benefit Plan	18.6	$4,527,513	$0

Kenneth D. DeGiorgio	Pension Plan	12.8	$28,208	$0
	Executive Supplemental Benefit Plan	12.8	$631,504	$0

Max O. Valdes(6)	Pension Plan	23.0	$234,340	$0
	Pension Restoration Plan	23.0	$37,530	$0
	Executive Supplemental Benefit Plan	23.0	$2,381,234	$0

Christopher M. Leavell	Pension Plan	14.5	$64,463	$0
	Executive Supplemental Benefit Plan	14.5	$1,747,357	$0

(1)	Credited years of service for both the Pension Plan and Pension Restoration Plan is the time between the participant’s deemed participation date under the plan and December 31, 2011. Credited years of service for the Executive Supplemental Benefit Plan is generally equal to credited years of service under the Pension Plan, and does not affect the benefit to the executive after minimum service requirements are met.

(2)	Pension Plan and Pension Restoration Plan benefits accrue from hire date through age 65. The following assumptions were used for calculating present values: interest rate of 4.9%, pre- and post-retirement mortality per the 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), benefit is payable as a single life annuity.

Executive Supplemental Benefit Plan eligibility requires 10 years of service and 5 years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. The following assumptions were used for calculating present values: interest rate of 4.9%, pre- and post-retirement mortality per the 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), benefit is payable as a 50% joint and survivor annuity and spouse is assumed to be the same age as participant.

(3)	The present values under the Executive Supplemental Benefit Plan for Mr. Kennedy were calculated using a retirement age of 60 because he was vested on November 1, 2007, the effective date of the plan amendment, and as a result is entitled to receive the higher of the benefit as calculated under the amended plan at normal retirement age (as defined in the plan) or what he would have otherwise received had he retired on October 31, 2007.

(4)	At the separation, half of Mr. Kennedy’s benefits under TFAC’s pension restoration and executive supplemental benefit plans were transferred to CoreLogic’s retirement plans and the other half remained in the TFAC plans, which were subsequently transferred to the Company and renamed the “First American Financial Corporation Pension Restoration Plan” and “First American Financial Corporation Executive Supplemental Benefit Plan.”

(5)	As of December 31, 2011, Mr. Kennedy was eligible for early retirement under the Pension Plan and Pension Restoration Plan and normal retirement under the Executive Supplemental Benefit Plan due to his age and meeting certain service requirements, as described further below.

(6)	Mr. Valdes is eligible for early retirement due to his age and meeting certain service requirements, as described further below.

(1) Pension Plan

At the separation the Company assumed TFAC’s pension plan. Subject to certain conditions of age and tenure, all regular employees of TFAC and participating subsidiaries were eligible to join the Pension Plan until December 31, 2001. No employees have been eligible to join the Pension Plan after that date. In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1.5 % of pay (i.e., base salary plus cash bonuses, commissions and other pay) to the plan. As a result of amendments that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate.

Normal retirement age is defined under the Pension Plan as the later of the employee’s attainment of age 65 or three years of service. Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity: (i) for years of credited service as of December 31, 1994, to 1% of the first $1,000 and 1.25 % of remaining final average pay ( i.e. , the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last 10 years prior to retirement) times the number of years of credited service as of December 31, 1994; and (ii) for years of credited service after December 31, 1994, to 0.75% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

Effective December 31, 2000, the Pension Plan was amended to exclude from the calculation of benefits (i) any pay earned after December 31, 2001, and (ii) any service earned after December 31, 2005. Effective December 31, 2002, the Pension Plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 to 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002. The Pension Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

A participant with at least three years of service may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits. Benefits are reduced 1/180 th for each of the first 60 months and by 1/360 th for each of any additional months by which the benefit commencement date precedes the participant’s normal retirement date. Benefit payment options include various annuity options, a form of benefit that is reduced prior to the commencement of the participant’s Social Security benefits and a lump sum in the case of certain terminations prior to age 55 and upon disability.

Federal tax law limits the maximum amount of pay that may be considered in determining benefits under the Pension Plan. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the Pension Plan before 1994 is $219,224, and since the plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

(2) Pension Restoration Plan

During 1996, TFAC adopted the Pension Restoration Plan. The Company assumed this plan in connection with its separation from TFAC on June 1, 2010 for the Company’s share of then current and retired plan participants. This plan is an unfunded, non-qualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit discussed above. However, in order to limit its expense, the Pension Restoration Plan does not make up for benefit accruals on compensation exceeding $275,000. The Pension Restoration Plan also makes up for benefits that cannot be paid from the Pension Plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under the Pension Restoration Plan occurs at the same time that vesting occurs for that employee in his or her Pension Plan benefits. The Pension Restoration Plan became effective as of January 1, 1994, but only covers selected employees who were Pension Plan participants on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the Pension Plan was reduced from $235,840 to $150,000. The Pension Restoration Plan excludes pay earned after December 31, 2001, as does the Pension Plan. The Pension Restoration Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Effective January 1, 2009, to comply with Internal Revenue Code Section 409A, payment of benefits under the Pension Restoration Plan commences the first of the month following a participant’s separation from service or six months following a participant’s separation from service if he is considered a specified employee. Also, benefit options under the Pension Restoration Plan include various actuarial equivalent annuity options. The factors for early retirement are the same as those under the Pension Plan.

(3) Executive Supplemental Benefit Plan

The Company’s Executive Supplemental Benefit Plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. The plan was originally adopted by TFAC in 1985 and has been amended a number of times since then. It was assumed by the Company on June 1, 2010, for its share of then current and retired plan participants, in connection with the separation. Under the plan, as originally adopted, upon retirement at normal retirement date (the later of age 65 or completion of 10 years of service) the participant received a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” was determined for those three calendar years out of the last 10 years of employment preceding retirement in which final average compensation is the highest. Final average compensation included base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as Bonus RSUs, as described below).

Under the original plan, the benefit was reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs.

With respect to such postponed retirement, the plan took into account covered compensation received until age 70, so that the retirement benefit of an executive who retired after normal retirement date was determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of the Company or one of its subsidiaries for at least 10 years and covered by the plan for at least five years. The original pre-retirement death benefit consisted of 10 annual payments, each of which equal to 50% of final average compensation. Subject to applicable legal rules, the Board of Directors can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. Also under the original plan, in the event of a “change-in-control” (as defined in the plan) of the Company, a participant who retired after the change-in-control would receive the same benefits as if he were retiring upon the attainment of his normal retirement date.

The Executive Supplemental Benefit Plan was amended in September 2005 to provide that participants who thereafter engage in competition with the Company, either during their employment with or following their departure from the Company, forfeit their right to receive any vested benefits under the plan. Competition is defined to include involvement with a competing business, the misappropriation, sale, use or disclosure of the Company’s trade secrets, confidential or proprietary information and solicitation of Company employees or customers.

To reduce the costs of the plan, the plan was further amended in October 2007. Among other changes, this amendment (i) reduced the normal retirement date to the latest of age 62, the date on which the participant completes 10 years of service and the date on which the participant was covered, in combination, by the plan or the Management Supplemental Benefit Plan for five years; (ii) changed the period over which “final average compensation” was determined to the five full calendar years preceding retirement; (iii) reduced the maximum benefit payable to a joint life and 50% survivor annuity benefit equal to 30% of final average compensation; (iv) eliminated any increased benefit for postponed retirement beyond the normal retirement date; and (v) provided for accelerated vesting only upon a change-in-control that is not approved by the Company’s incumbent Board of Directors. The benefit is reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. Participants who were vested as of the effective date of the amendment, November 1, 2007, are entitled to receive the higher of the benefit as calculated under the amended plan and the benefit to which the participant would have been entitled had he retired on October 31, 2007.

Finally, the plan was further amended effective January 1, 2011 to (i) close the plan to new participants; (ii) fix the period over which the “final average compensation” is calculated as the five-year period ending on December 31, 2010, irrespective of the participant’s actual retirement date; (iii) cap the maximum annual benefit at $500,000 for the Company’s chief executive officer and at $350,000 for all other participants; (iv) reduce the pre-retirement death benefit to 10 annual payments of 15% of “final average compensation” (which final average compensation is limited to the cap described above); and (v) provide 100% vesting in connection with a change in control and provide that, if within 36 months following the change in control, the participant’s employment is terminated by the Company without cause or by the participant for good reason the participant will be entitled to benefits equal to the benefits provided by the plan (subject to reductions for early retirement) or, if the participant is not yet eligible for early retirement, subject to an actuarial reduction.

Nonqualified Deferred Compensation Plan

As reflected in the following table, certain of the named executive officers have elected to participate in the First American Financial Corporation Deferred Compensation Plan and for pre-separation periods, TFAC’s Deferred Compensation Plan (collectively, the “Deferred Compensation Plan”):

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Parker S. Kennedy	$0	$0	$0	$0	$0
Dennis J. Gilmore	$100,000	$0	$22,088	$0	$1,321,906
Kenneth D. DeGiorgio	$0	$0	$6,063	$0	$158,544
Max O. Valdes	$0	$0	$0	$0	$0
Christopher M. Leavell	$0	$0	$1,272	$0	$227,092

(1)	The entire amount of contributions is reported in the Summary Compensation Table in the Salary or Non-Equity Incentive Plan column for 2011.

(2)	Represents earnings or losses on participant-selected investment options. None of the amounts are reflected in the Summary Compensation Table as the return on deferred amounts are calculated in a similar manner and at a similar rate as earnings on externally managed mutual funds.

(3)	Of these balances, only the following executive contribution amount was reported as compensation in the Company’s Summary Compensation Table contained in its prior-year proxy statement: Mr. Gilmore, $100,000. Additional amounts were contributed by the executives prior to the Company’s separation from its former parent company.

The Deferred Compensation Plan offers to a select group of management and highly compensated employees the opportunity to elect to defer portions of their base salary, commissions and cash bonuses. A committee appointed by the Board of Directors is responsible for administering the plan. The plan is unfunded and unsecured. However, the Company informally funds the plan through variable universal life insurance and absorbs all insurance charges. The Company maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain separate accounts offered through variable insurance products.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement death benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The death benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this death benefit. The Company maintains term life insurance policies to fund this enhanced pre-retirement death benefit.

Potential Payments upon Termination or Change-in-Control

The following tables describe payments and other benefits that would be provided to the named executive officers under the specified circumstances upon a change-in-control of the Company or their termination on December 31, 2011. For further discussion, see “Compensation Discussion and Analysis—VII. Employment Agreements and Post-Termination Payments.”

Parker S. Kennedy

			Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)		For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0		$0	$0		$0	$2,018,279	(2)	$0		$0
Bonus	$0		$0	$0		$0	$0		$0		$0
Accelerated Vesting of RSUs(3)	$1,272,207		$0	$1,324,446		$1,324,446	$1,324,446		$1,324,446		$1,324,446
Benefit Continuation	$0		$0	$0		$0	$393,432	(4)	$0		$0

Incremental Severance Sub-Total	$1,272,207		$0	$1,324,446		$1,324,446	$3,736,157		$1,324,446		$1,324,446
Previously Earned/Vested Amounts
Vested Stock Options(5)(6)	$265,515		$0	$265,515		$265,515	$265,515		$265,515		$265,515
Vested 401(k) Savings Plan Balance	$641,567		$641,567	$641,567		$641,567	$641,567		$641,567		$641,567
Vested Pension Plan	$641,773		$641,773	$641,773		$0	$641,773		$318,653	(7)	$641,773
Vested Pension Restoration Plan	$220,684		$220,684	$220,684		$0	$220,684		$109,574	(7)	$220,684
Vested Executive Supplemental Benefit Plan	$4,722,198	(8)	$0	$4,722,198	(8)	$0	$4,722,198	(8)	$2,257,738	(9)	$4,722,198	(8)

Total “Walk-Away” Value	$7,763,944		$1,504,024	$7,816,183		$2,231,528	$10,227,894		$4,917,493		$7,816,183

(1)	Voluntary termination would qualify as early retirement under the Executive Supplemental Benefit Plan. Under the plan, early retirement is defined as retirement at age 55 and satisfaction of the other vesting requirements. Under the Company’s RSU grant agreements, voluntary termination would qualify as normal retirement.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Long-Term Incentive RSUs granted in 2007 and all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs granted after 2007 vest one year after early retirement (age 55) and unvested Bonus RSUs granted during 2007 and unvested Long-Term Incentive RSUs granted after 2007 vest one year after normal retirement (age 62).

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(5)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2011 of $12.67.

(6)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(7)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to spouse three years younger than participant at the participant’s current age.

(8)	Represents the present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.9%.

(9)	Represents the present value of the survivor benefit of a single life annuity equal to 50% of the vested retirement benefit, calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.9%.

Dennis J. Gilmore

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$5,466,649	(1)	$0	$5,850,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$2,175,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$2,910,540		$4,727,772	$4,727,772		$4,727,772		$4,727,772
Benefit Continuation	$0	$0	$0		$0	$170,545	(5)	$0		$0
Enhanced Executive Supplemental Benefit Plan(6)	$0	$0	$0		$0	$5,569,524	(7)	$2,864,165	(8)	$5,843,308	(9)

Incremental Severance Sub-Total	$0	$0	$8,377,189		$4,727,772	$18,492,841		$7,591,937		$10,571,080
Previously Earned/Vested Amounts
Deferred Compensation Plan	$1,321,906	$1,321,906	$1,321,906		$0	$1,321,906		$1,396,906	(10)	$1,321,906
Vested Stock Options(11)(12)	$394,212	$0	$394,212		$394,212	$394,212		$394,212		$394,212
Vested 401(k) Savings Plan Balance	$520,102	$520,102	$520,102		$0	$520,102		$520,102		$520,102
Vested Pension Plan	$130,034	$130,034	$130,034		$0	$130,034		$65,283	(13)	$130,034

Total “Walk-Away” Value	$2,366,254	$1,972,042	$10,743,443		$5,121,984	$20,859,095		$9,968,440		$12,937,334

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the annual incentive bonus.

(4)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Long-Term Incentive RSUs granted in 2007 and all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs granted after 2007 vest one year after early retirement (age 55) and unvested Bonus RSUs granted during 2007 and unvested Long-Term Incentive RSUs granted after 2007 vest one year after normal retirement (age 62).

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(6)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(7)

If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.9%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 4.9% discount rate.

(9)	Represents the present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 4.9% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents the sum of (a) the vested balance on December 31, 2011, of $1,321,906 and (b) a $75,000 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(11)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2011 of $12.67.

(12)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(13)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Kenneth D. DeGiorgio

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$2,739,225	(1)	$0	$2,800,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$850,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$905,778		$1,583,066	$1,583,066		$1,583,066		$1,583,066
Benefit Continuation	$0	$0	$0		$0	$133,183	(5)	$0		$0
Enhanced Executive Supplemental Benefit Plan(6)	$0	$0	$0		$0	$915,063	(7)	$1,066,747	(8)	$1,225,791	(9)

Incremental Severance Sub-Total	$0	$0	$3,645,003		$1,583,066	$6,281,312		$2,649,813		$2,808,857
Previously Earned/Vested Amounts
Deferred Compensation Plan	$158,544	$158,544	$158,544		$0	$158,544		$770,919	(10)	$158,544
Vested Stock Options(11)(12)	$28,296	$0	$28,296		$28,296	$28,296		$28,296		$28,296
Vested 401(k) Savings Plan Balance	$354,155	$354,155	$354,155		$0	$354,155		$354,155		$354,155
Vested Pension Plan	$28,208	$28,208	$28,208		$0	$28,208		$14,366	(13)	$28,208

Total “Walk-Away” Value	$569,203	$540,907	$4,214,206		$1,611,362	$6,850,515		$3,817,549		$3,378,060

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the annual incentive bonus.

(4)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Long-Term Incentive RSUs granted in 2007 and all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs granted after 2007 vest one year after early retirement (age 55) and unvested Bonus RSUs granted during 2007 and unvested Long-Term Incentive RSUs granted after 2007 vest one year after normal retirement (age 62).

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(6)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(7)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.9%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 4.9% discount rate.

(9)	Represents the present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 4.9% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents the sum of (a) the vested balance on December 31, 2011, of $158,544 and (b) a $612,375 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(11)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2011 of $12.67.

(12)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(13)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Max O. Valdes

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$2,160,901	(2)	$0	$2,150,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$625,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$553,248	$0	$604,549		$1,039,802	$1,039,802		$1,039,802		$1,039,802
Benefit Continuation	$0	$0	$0		$0	$220,346	(6)	$0		$0

Incremental Severance Sub-Total	$553,248	$0	$2,765,450		$1,039,802	$4,035,148		$1,039,802		$1,039,802
Previously Earned/Vested Amounts
Vested 401(k) Savings Plan Balance	$630,330	$630,330	$630,330		$66,667	$630,330		$630,330		$630,330
Vested Pension Plan	$237,416	$237,416	$237,416		$0	$237,416		$116,825	(7)	$237,416
Vested Pension Restoration Plan	$38,023	$38,023	$38,023		$0	$38,023		$18,710	(7)	$38,023
Vested Executive Supplemental Benefit Plan	$2,320,045	$0	$2,320,045		$0	$2,320,045		$0		$2,320,045

Total “Walk-Away” Value	$3,779,062	$861,765	$5,991,264		$1,106,469	$7,260,962		$1,805,667		$4,265,616

(1)	Voluntary termination would qualify as early retirement under the Executive Supplemental Benefit Plan. Under the plan, early retirement is defined as retirement at age 55 and satisfaction of the other vesting requirements. Under the Company’s RSU grant agreements, voluntary termination would qualify as early retirement.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(3)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(4)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the annual incentive bonus.

(5)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Long-Term Incentive RSUs granted in 2007 and all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs granted after 2007 vest one year after early retirement (age 55) and unvested Bonus RSUs granted during 2007 and unvested Long-Term Incentive RSUs granted after 2007 vest one year after normal retirement (age 62).

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(7)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

Christopher M. Leavell

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$2,669,232	(1)	$0	$2,406,250	(2)	$0		$0
Bonus	$0	$0	$0		$0	$778,125	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$917,549		$957,092	$957,092		$957,092		$957,092
Benefit Continuation	$0	$0	$0		$0	$151,618	(5)	$0		$0
Enhanced Executive Supplemental Benefit Plan(6)	$0	$0	$0		$0	$1,941,599	(7)	$1,322,611	(8)	$2,228,388	(9)

Incremental Severance Sub-Total	$0	$0	$3,586,781		$957,092	$6,234,684		$2,279,703		$3,185,480
Previously Earned/Vested Amounts
Deferred Compensation Plan	$227,092	$227,092	$227,092		$0	$227,092		$694,342	(10)	$227,092
Vested Stock Options(11)(12)	$37,730	$0	$37,730		$37,730	$37,730		$37,730		$37,730
Vested 401(k) Savings Plan Balance	$206,622	$206,622	$206,622		$0	$206,622		$206,622		$206,622
Vested Pension Plan	$64,463	$64,463	$64,463		$0	$64,463		$32,535	(13)	$64,463

Total “Walk-Away” Value	$535,907	$498,177	$4,122,688		$994,822	$6,770,591		$3,250,932		$3,721,387

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination.

(4)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Long-Term Incentive RSUs granted in 2007 and all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs granted after 2007 vest one year after early retirement (age 55) and unvested Bonus RSUs granted during 2007 and unvested Long-Term Incentive RSUs granted after 2007 vest one year after normal retirement (age 62).

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(6)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(7)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.9%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 4.9% discount rate.

(9)	Represents the present value of the benefit calculated using the following assumptions: 2012 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 4.9% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents the sum of (a) the vested balance on December 31, 2011, of $227,092 and (b) a $467,250 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(11)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2011 of $12.67.

(12)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(13)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the participant’s current age.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	All Other Compensation ($)		Total ($)
Hon. George L. Argyros	62,600	55,394	0		117,994
Bruce S. Bennett(2)	34,242	55,394	0		89,636
Glenn C. Christenson(3)	35,358	0	0		35,358
Hon. William G. Davis	96,600	55,394	64,709	(4)	216,703
James L. Doti	106,025	55,394	0		161,419
Lewis W. Douglas, Jr.	99,600	55,394	0		154,994
Michael D. McKee.	48,880	55,394	0		104,274
Thomas V. McKernan.	54,880	55,394	0		110,274
Frank E. O’Bryan	70,600	55,394	10,400	(5)	136,394
Herbert B. Tasker	74,600	55,394	0		129,994
Virginia M. Ueberroth	72,600	55,394	0		127,994

(1)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with accounting guidance.

(2)	Mr. Bennett ceased serving on the Board of Directors on May 17, 2011.

(3)	Mr. Christenson resigned from the Board of Directors on April 6, 2011.

(4)	Mr. Davis received 65,000 Canadian dollars for service on the board of directors of FCT Insurance Company Ltd., a Canadian subsidiary of the Company. In addition, Mr. Davis received 1,000 Canadian dollars for his participation in FCT’s Advisory Council meetings. The amounts were converted using the Interbank rate as of December 31, 2011, of 1 Canadian dollar to 0.98044 US dollars.

(5)	Mr. O’Bryan received $10,400 for serving on the board of directors of First American Trust F.S.B., a wholly-owned subsidiary of the Company.

The aggregate numbers of stock options and RSUs of the Company held by each non-employee director as of December 31, 2011 were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Hon. George L. Argyros	11,645	8,131
Hon. William G. Davis	11,645	8,131
James L. Doti	11,645	8,131
Lewis W. Douglas, Jr.	11,645	8,131
Michael D. McKee.	0	3,286
Thomas V. McKernan.	0	3,286
Frank E. O’Bryan	11,645	8,131
Herbert B. Tasker	11,645	8,131
Virginia M. Ueberroth	11,645	8,131

The table above reflects the aggregate compensation received during 2011 from the Company. For 2011 the compensation of non-employee directors consisted of several components. The annual cash retainer for 2011 for each non-employee director was maintained at $48,600 (the amount paid in 2009 and 2010). The grant value of the annual 2011 RSU grant was maintained at $55,400 (the amount granted in 2009 and 2010). The fee paid for attending each Board of Directors and committee meeting was $2,000. The annual compensation of the chairs of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee was $25,000, $15,000, and $10,000, respectively.

The lead independent director of the Company received $15,000. Directors may also receive additional compensation for serving on the board of directors of certain of the Company’s subsidiaries (payments are described in footnotes 4 and 5 to the table above).

On March 21, 2011 the Company granted to each non-management director $55,394 worth of RSUs, which vest over three years, subject to continued service on the Board. All outstanding awards vest upon retirement irrespective of length of service prior to such retirement.

The Board of Directors has established a stock ownership guideline for non-employee directors whereby such directors are expected to own at least five times their cash annual retainer in Company common stock. RSUs issued to directors are included for purposes of meeting the guideline. Directors have five years to satisfy the guideline, measured from the later of the date the guideline was adopted (February 28, 2007) or commencement of their service.

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of this code of ethics is posted in the corporate governance section of the Company’s Web site at www.firstam.com. To the extent the Company waives or amends any provisions of this code of ethics, it will disclose such waivers or amendments on the above Web site. The Board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted to the Web site at the address stated above. Each of these codes is available in print to any stockholder who requests it. Such request should be sent to the Company’s secretary at 1 First American Way, Santa Ana, California 92707.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which have been posted in the corporate governance section of the Web site at www.firstam.com and are available in print to any stockholder who requests them. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Compensation Committee Interlocks and Insider Participation

During 2011 our Compensation Committee consisted of its current members, Messrs. Davis, Douglas, McKee and Tasker. In addition, Glenn C. Christenson was a member of the Compensation Committee until he resigned from the Board on April 6, 2011. Each member was and each current member is a non-employee director and there were and are no compensation committee interlocks involving any of the members of the Compensation Committee.

Report of the Audit Committee

The Audit Committee of the Board of Directors reviews the Company’s accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The Board adopted a revised written charter for the Audit Committee on March 15, 2011. The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed them with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and be filed with the U.S. Securities and Exchange Commission.

Audit Committee James L. Doti, Interim Chairman Thomas V. McKernan Frank O’Bryan

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth details regarding equity securities of the Company that were authorized for issuance under equity compensation plans of the Company as of December 31, 2011.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands, except weighted-average exercise price)
Equity compensation plans approved by security holders	5,935	(1)	$14.89	10,040	(3)
Equity compensation not approved by security holders	—		$—	—

	5,935		$14.89	10,040

(1)	Consists of unexercised outstanding stock options and unvested or undistributed restricted stock units under the First American Financial Corporation 2010 Incentive Compensation Plan. See Note 16 to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 for additional information.

(2)	Calculated solely with respect to outstanding unexercised stock options.

(3)	Consists of the sum of the shares remaining under the First American Financial Corporation 2010 Incentive Compensation Plan and the shares remaining under the Company’s Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC require our officers and directors, and persons who own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent stockholders are required by the SEC’s rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, since the filing of last year’s proxy statement, our officers, directors and greater-than-ten-percent beneficial owners complied with all such filing requirements, except that Christopher M. Leavell’s Form 3 filed December 12, 2011 and Form 4 filed March 7, 2012 were amended to make minor corrections.

Relationship with Independent Registered Public Accounting Firm

PwC has been selected by our Audit Committee as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. This firm has served as our independent accountants since our June 1, 2010 separation from The First American Corporation.

A representative of PwC is expected to be present at the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the stockholders.

Principal Accounting Fees and Services

The aggregate fees billed during 2010 for professional services rendered by the Company’s principal independent registered public accounting firm, beginning with our June 1, 2010 separation from The First American Corporation, and such fees for 2011 in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year	June 1, 2010 to December 31, 2010	2011
Audit Fees	$4,593,146	$6,487,670
Audit-Related Fees(1)	$115,845	$714,772
Tax Fees(2)	$312,446	$825,037
All Other Fees(3)	$37,480	$18,062

(1)	These fees were incurred primarily for employee benefit plan audits, procedures performed for SSAE16 reports, internal control review and consultations concerning financial accounting and reporting standards.

(2)	These fees were incurred for tax advice, compliance and planning.

(3)	These fees were incurred primarily for services related to software licensing, human resources benchmarking services and regulatory capital requirement advice.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all engagements of the Company’s independent principal registered public accounting firm for audit and nonaudit services. Those engagements for which payment by the Company would exceed $25,000 for nonaudit services or $50,000 for audit services must be pre-approved by the Audit Committee or a designated member of that committee on an individual basis. The Audit Committee or its designee has pre-approved all engagements included in the “audit-related,” “tax” and “other” categories in the table above.

Stockholder Proposals

In order for a proposal by you or your fellow stockholders to be included in the proxy statement and form of proxy solicited by our Board for our next annual meeting of stockholders, the proposal must be received no later than December 12, 2012.

If you wish to submit a proposal for consideration at next year’s annual meeting without including the same in the proxy statement and form of proxy solicited by our Board, you should inform our secretary no later than February 25, 2013, of your intention to do so. If you wait longer, the holders of the proxies solicited by our Board may vote on your proposal at their discretion. Proposals also must be submitted in accordance with the applicable provisions of the Company’s bylaws, including the notice provisions.

These deadlines assume that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one year anniversary of the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on Form 10-Q or on Form 8-K of the respective dates by which such proposals must be received.

Appraisal Rights

You are not entitled to appraisal rights in connection with the approval of the proposals to be voted upon at the meeting.

General Information

We will, upon the written request of any stockholder on the record date for the annual meeting, furnish without charge a copy of our annual report on Form 10-K filed with the SEC for the year 2011 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

The Board is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors Kenneth D. DeGiorgio Executive Vice President and Secretary

Santa Ana, California

April 9, 2012

APPENDIX A

FIRST AMERICAN FINANCIAL CORPORATION

2010 Incentive Compensation Plan

A-(i)

A-(ii)

A-(iii)

A-(iv)

FIRST AMERICAN FINANCIAL CORPORATION

2010 INCENTIVE COMPENSATION PLAN

First American Financial Corporation, a Delaware corporation (the “Company”), has adopted First American Financial Corporation 2010 Incentive Compensation Plan (the “Plan”) for the benefit of non-employee directors of the Company and officers and eligible employees of the Company and any Subsidiaries and Affiliates (as each term defined below), as follows:

ARTICLE I.

ESTABLISHMENT; PURPOSES; AND DURATION

1.1. Establishment of the Plan. The Company hereby establishes this incentive compensation plan to be known as “First American Financial Corporation 2010 Incentive Compensation Plan”, as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Other Stock-Based Awards. The Plan was adopted by the Board of Directors (as defined below) on May 28, 2010 and approved by The First American Corporation, as the Company’s sole shareholder, on May 28, 2010. For purposes of Section 422 of the Code and otherwise, the Plan became effective on May 28, 2010 (the “Effective Date”). The Plan shall remain in effect as provided in Section 1.3.

1.2. Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers and employees of the Company, Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers and employees with the interests of the shareholders of the Company. To accomplish such purposes, the Plan provides that the Company may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Other Stock-Based Awards.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVII, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

ARTICLE II.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1. “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs and SARs, if an individual who otherwise qualifies as an Employee or Non-Employee Director provides services to such an entity and not to the Company or a Subsidiary, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Code Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of an Option or SAR to such an individual is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

2.2. “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Other Stock-Based Awards.

2.3. “Award Agreement” means either: (a) a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic instrument issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acknowledgement thereof, agreement thereto and actions thereunder by a Participant.

2.4. “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

2.5. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6. “Cause” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.7. “Change of Control” means the occurrence of any of the following:

(a) an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Awards granted under the Plan or compensatory options or other similar awards granted by the Company) by any Person of any Voting Securities of the Company, immediately after which such Person has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.7(a), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(b) any Person acquires in one transaction or a series of related transactions (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) Beneficial Ownership of Voting Securities of the Company possessing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.7(b), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(c) the individuals who, immediately prior to the Effective Date, are members of the Board (the “Company Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election of any new director was approved by a vote of at least a majority of the Company Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Company Incumbent Board; provided further, however, that no individual shall be considered a member of the Company Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Company Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Company Proxy Contest; or

(d) the consummation of any merger, consolidation, recapitalization or reorganization involving the Company unless:

(i) the shareholders of the Company, immediately before such merger, consolidation, recapitalization or reorganization, own, directly or indirectly, immediately following such merger, consolidation, recapitalization or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Company Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities of the Company immediately before such merger, consolidation, recapitalization or reorganization; and

(ii) the individuals who were members of the Company Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, recapitalization or reorganization constitute at least a majority of the members of the board of directors of the Company Surviving Corporation, or a corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Company Surviving Corporation, and

(iii) no Person, other than (A) the Company, (B) any Related Entity, (C) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, recapitalization or reorganization, was maintained by the Company, the Company Surviving Corporation, or any Related Entity or (D) any Person who, together with its Affiliates, immediately prior to such merger, consolidation, recapitalization or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities of the Company, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company Surviving Corporation’s then outstanding Voting Securities

(a transaction described in clauses (d)(i) through (d)(iii) above is referred to herein as a “Non-Control Transaction”); or

(e) any approval of any plan or proposal for the liquidation or dissolution of the Company; or

(f) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company to any Person (other than (A) a transfer or distribution to a Related Entity, or (B) a transfer or distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities of the Company by the Company which, by reducing the number of Voting Securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities of the Company in a related transaction or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting

Securities of the Company which in either case increases the percentage of the then outstanding Voting Securities of the Company Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to occur.

Solely for purposes of this Section 2.7, (1) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and (2) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Relative (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose. None of the Company or any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Shares.

For the avoidance of doubt, the formation of the Company as a wholly-owned subsidiary of The First American Corporation, the consummation of any or all of the transactions contemplated by the Separation and Distribution Agreement between the Company and The First American Corporation, dated as of June 1, 2010 (the “Separation Agreement”) and any changes to the capital structure of the Company or the ownership of the Voting Securities of the Company made prior to the time of the consummation of the distribution of the Company’s securities to the shareholders of The First American Corporation pursuant to the terms of the Separation Agreement, will not be considered a Change of Control for purposes of this Plan.

2.8. “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.9. “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

2.10. “Company Incumbent Board” shall have the meaning provided in Section 2.7(c).

2.11. “Company Proxy Contest” shall have the meaning provided in Section 2.7(c).

2.12. “Company Surviving Corporation” has the meaning provided in Section 2.7(d)(i).

2.13. “Covered Employee” means any Employee who is or may become a “covered employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the first twenty-five percent (25%) of the Performance Period, as a “Covered Employee” under the Plan for such applicable Performance Period.

2.14. “Director” means any individual who is a member of the Board of Directors of the Company.

2.15. “Disability” means the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or continues for a continuous period of not less than twelve (12) months; provided, however, that, for purposes of ISOs, “Disability” shall mean “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

2.16. “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XII.

2.17. “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.18. “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. As further provided in Section 20.4, for purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.18 shall be considered an Employee for purposes of the Plan.

2.19. “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.20. “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that, with respect to ISOs, for purposes of Section 6.3 and 6.9(c), such fair market value shall be determined subject to Section 422(c)(7) of the Code; provided further, however, that (a) if the Shares are readily tradable on an established securities market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported, or (b) if the Shares are admitted for listing on the New York Stock Exchange or other comparable market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last day preceding such date on which a sale was reported. In each case, the Committee shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

2.21. “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.

2.22. “Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article VII.

2.23. “Grant Price” means the price established at the time of grant of a SAR pursuant to Article VII, used to determine whether there is any payment due upon exercise of the SAR.

2.24. “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.25. “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.26. “Non-Control Acquisition” means an acquisition (whether by merger, stock purchase, asset purchase or otherwise) by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which fifty percent (50%) or more of its total value or total voting power of its Voting Securities or equity interests is owned, directly or indirectly, by the Company (a “Related Entity”); (b) the Company or any Related Entity; (c) any Person in connection with a Non-Control Transaction; or (d) any Person that owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the outstanding Voting Securities of the Company on the Effective Date.

2.27. “Non-Control Transaction” shall have the meaning provided in Section 2.7(d).

2.28. “Non-Employee Director” means a Director who is not an Employee.

2.29. “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.30. “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.31. “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.

2.32. “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.33. “Other Stock-Based Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.34. “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.35. “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.36. “Performance Measure” means performance criteria or measures as described in Section 11.1 on which the performance goals described in Article XI are based and which are approved by the Company’s shareholders pursuant to the Plan in order to qualify certain Awards as Performance-Based Compensation in accordance with Article XI.

2.37. “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.38. “Performance Share” means an Award of a performance share granted to a Participant, as described in Article IX.

2.39. “Performance Unit” means an Award of a performance unit granted to a Participant, as described in Article IX.

2.40. “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.41. “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

2.42. “Qualified Change of Control” means a Change of Control that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.43. “Related Entity” has the meaning provided in Section 2.26.

2.44. “Restricted Stock” means an Award granted to a Participant pursuant to Article VIII.

2.45. “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant pursuant to Article VIII.

2.46. “Retirement” means Termination of a Participant due to either (a) retirement in accordance with any employee pension benefit plan maintained by the Company that is intended to satisfy the requirements of Section 401(a) of the Code entitling such Participant to a full pension under such plan or (b) retirement with the consent of the Committee.

2.47. “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.48. “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.49. “Share” means a share of common stock, par value $0.00001 per share, of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.3).

2.50. “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as a SAR, pursuant to the terms of Article VII.

2.51. “Subject Person” has the meaning provided in Section 2.7.

2.52. “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.53. “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.54. “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII.

2.55. “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, Disability or Retirement, but excluding (a) a Termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director. Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, a Termination shall not be deemed to have occurred for purposes of any provision the Plan or any Award Agreement providing for payment or distribution with respect to an Award constituting deferred compensation subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A.

2.56. “Voting Securities” shall mean, with respect to any Person that is a corporation, all outstanding voting securities of such Person entitled to vote generally in the election of the board of directors of such Person.

ARTICLE III.

ADMINISTRATION

3.1. General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence. Notwithstanding any other provision of the Plan to the contrary, any action or determination specifically affecting or relating to an Award granted to a Non-Employee Director shall be taken or approved, by the Board or the Committee.

3.2. Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall consist of not less than three (3) non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action.

3.3. Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a) select Employees and Non-Employee Directors who may receive Awards under the Plan and become Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c) determine the sizes and types of Awards;

(d) determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;

(g) make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, Disability or Retirement or in connection with a Change of Control and whether a leave constitutes a Termination;

(h) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(i) establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(j) establish and administer any performance goals in connection with any Awards, including related Performance Measures or performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as Performance-Based Compensation were in fact satisfied;

(k) construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(l) establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(m) make all valuation determinations relating to Awards and the payment or settlement thereof;

(n) grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(o) subject to the provisions of Article XVI, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(p) at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(q) offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish with and communicate to the Participant at the time such offer is made;

(r) determine whether, and to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; and

(s) exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4. Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5. Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its shareholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6. Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7. Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct defects, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN AND ANNUAL AWARD LIMITS

4.1. Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be sixteen million (16,000,000) Shares. If (a) any Shares are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, or (b) any Award based on Shares is settled for cash, expires or otherwise terminates without the issuance of such Shares, the Shares subject to any such Award shall, to the extent of any such expiration, termination, cancellation, forfeiture or cash settlement, be available for delivery in connection with future Awards under the Plan; provided, however, that (i) all Shares covered by a SAR, to the extent that it is exercised, and whether or not Shares are actually issued to the Participant upon exercise of the SAR and (ii) all Shares withheld by the Company to pay the exercise price of an Option and/or the withholding taxes related an Award shall reduce the total number of Shares available for delivery under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to

Incentive Stock Options granted under the Plan shall be the number of Shares set forth in the first sentence of this Section 4.1, as adjusted pursuant to this Section 4.1, but without application of the foregoing provisions of this sentence.

4.2. Annual Award Limits. The following limits shall apply to grants of all Awards under the Plan:

(a) Options: The maximum aggregate number of Shares that may be subject to Options granted in any one Fiscal Year to any one Participant shall be five hundred thousand (500,000) Shares.

(b) SARs: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights granted in any one Fiscal Year to any one Participant shall be five hundred thousand (500,000) Shares. Any Shares covered by Options which include Tandem SARs granted to one Participant in any Fiscal Year shall reduce this limit on the number of Shares subject to SARs that can be granted to such Participant in such Fiscal Year.

(c) Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any one Fiscal Year to any one Participant shall be one hundred twenty-five thousand (125,000) Shares.

(d) Performance Shares or Performance Units: The maximum aggregate grant with respect to Awards of Performance Shares or Performance Units granted in any one Fiscal Year to any one Participant shall be one hundred twenty-five thousand (125,000) Shares.

(e) Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards made in any one Fiscal Year to any one Participant shall be one hundred twenty-five thousand (125,000) Shares (or cash amounts based on the value of such number of Shares).

To the extent required by Section 162(m) of the Code, Shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.3. Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than ordinary cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options or the Grant Price of SARs) of securities subject to outstanding Awards; the Award limits set forth in Section 4.2; and other value determinations applicable to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article XI in the case of Awards intended to qualify as Performance-Based Compensation. Any adjustment, substitution or change pursuant to this Section 4.3 made with respect to an Award intended to be an Incentive Stock Option shall be made only to the extent consistent with such intent, unless the Committee determines otherwise, and any such adjustment that is made with respect to an Award that provides for Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code. The Committee shall not make any adjustment pursuant to this Section 4.3 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. All determinations of the Committee as to adjustments or changes, if any, under this Section 4.3 shall be conclusive and binding on the Participants.

4.4. No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Shares or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of an ordinary dividend in cash or property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the Option Price, Grant Price or purchase price per share applicable to any Award, unless the Committee shall determine, in its discretion, that an adjustment is necessary or appropriate.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1. Eligibility. Employees and Non-Employee Directors shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a), the granting of SARs set forth in Section 7.1 and the granting of Performance Units and Performance Shares set forth in Section 9.1.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees and Non-Employee Directors and shall determine the nature and amount of each Award.

ARTICLE VI.

STOCK OPTIONS

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan; provided that if an Award Agreement does not contain exercisability criteria, the Option governed by such Award Agreement shall become exercisable in equal parts on each of the first five (5) anniversaries of the date on which the Option was granted, subject to the other terms and conditions of the Award Agreement and the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

6.3. Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant, subject to the respective last sentences of Sections 6.5 and 6.9(c).

6.5. Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Optionee’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.6. Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVII. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise that complies with all applicable laws and/or by the Company withholding of Shares otherwise deliverable upon exercise of such Option. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, or, upon the Participant’s request, Share certificates, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 20.10. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7. Rights as a Shareholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8. Termination of Employment or Service. Except as otherwise provided in the Award Agreement, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such Option and ending on the date of exercise of such Option the Participant is an Employee or Non-Employee Director, and shall terminate immediately upon a Termination of the Participant.

Notwithstanding the immediately foregoing paragraph, an Option may only be exercised following Termination as provided below in this Section 6.8, unless otherwise provided by the Committee or in the Award Agreement:

(a) In the event a Participant ceases to be an Employee because of Retirement or ceases to be a Non-Employee Director because of voluntary resignation, the Participant shall have the right to exercise his or her Option, to the extent exercisable as of the date of such Retirement or voluntary resignation, respectively, at any time within one (1) year after Retirement or voluntary resignation, respectively.

(b) In the event a Participant ceases to be an Employee or Non-Employee Director due to Disability, the Option held by the Participant may be exercised, to the extent exercisable as of the date of such Termination, at any time within one (1) year after such Termination.

(c) In the event a Participant’s employment with the Company or any Affiliate or Subsidiary or a Participant’s rendering of services as a Non-Employee Director to the Company ceases for reasons other than those described in subsections (a) or (b) immediately above and not due to Termination for Cause, his or her Option, to the extent exercisable as of the date of such Termination, may be exercised at any time prior to the first (1st) anniversary of the date of such Termination.

(d) In the event a Participant dies either while an Employee or Non-Employee Director or after Termination under circumstances described in subsections (a), (b) or (c) immediately above within the applicable time period described therein, any Options held by such Participant, to the extent such Options would have been exercisable in accordance with the applicable subsection of this Section 6.8 as of the date of the Participant’s death, may be exercised at any time within one (1) year after the Participant’s death by the Participant’s beneficiary or the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired the Option directly from the Participant by bequest or inheritance, in accordance herewith.

Notwithstanding the foregoing provisions of this Section 6.8 to the contrary, the Committee may determine in its discretion that an Option may be exercised following any such Termination, whether or not exercisable at the time of such Termination. Subsections (a), (b), (c) and (d) of this Section 6.8, and the immediately preceding sentence, shall be subject to the condition that, except as otherwise provided by the Committee, no Option may be exercised after a Participant’s Termination for Cause or after the expiration date of such Option specified in the applicable Award Agreement.

6.9. Limitations on Incentive Stock Options.

(a) General. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an Employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b) $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c) Options Granted to Certain Shareholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

6.10. No Repricing. Notwithstanding anything in the Plan to the contrary, no Option may be repriced, regranted through cancellation, or otherwise amended to reduce the Option Price applicable thereto (other than with respect to adjustments described in Section 4.3) without the approval of the Company’s shareholders to the extent required by the listing requirements of any national securities exchange on which the Company’s securities are then actively traded.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants other than Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The Committee may grant a SAR (a) in connection and simultaneously with the grant of an Option (a Tandem SAR) or (b) independent of, and unrelated to, an Option (a Freestanding SAR). The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR. The terms and conditions of SARs shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all SARs or all Participants receiving such SARs.

7.2. Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date such Freestanding SAR is granted, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.

7.3. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to the Company. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement.

7.5. Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.6. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable more than ten (10) years after it is granted, subject to the last sentence of Section 6.5 in the case of a Tandem SAR.

7.7. Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by

(b) The number of Shares with respect to which the SAR is exercised.

Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.8. Rights as a Shareholder. A Participant receiving a SAR shall have the rights of a Shareholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.

7.9. Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following such Participant’s Termination, subject to Section 6.8, as applicable to any Tandem SAR. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

7.10. No Repricing. Notwithstanding anything in the Plan to the contrary, no SAR may be repriced, regranted through cancellation, or otherwise amended to reduce the Grant Price applicable thereto (other than with respect to adjustments described in Section 4.3) without the approval of the Company’s shareholders to the extent required by the listing requirements of any national securities exchange on which the Company’s securities are then actively traded.

ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1. Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon delivery of Shares of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a shareholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

8.2. Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3. Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4. Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or continuing employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.

8.5. Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 20.10, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment as the Committee, in its sole discretion, shall determine, either by the terms of the Award Agreement or otherwise.

8.6. Forms of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend. The Committee may require a Participant who receives a certificate or certificates evidencing a Restricted Stock Award to immediately deposit such certificate or certificates, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Shares of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. The holding of Shares of Restricted Stock by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding

Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.3, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.

8.9. Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Sock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

8.10. Compliance With Code Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Code Section 409A.

ARTICLE IX.

PERFORMANCE UNITS AND PERFORMANCE SHARES

9.1. Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants other than Non-Employee Directors in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Unit or Performance Share entitles the Participant who receives such Award to receive Shares or cash upon the attainment of performance goals and/or satisfaction of other terms and conditions determined by the Committee when the Award is granted and set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Unit or Performance Share shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

9.2. Value of Performance Units and Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units and Performance Shares that will be paid out to the Participant.

9.3. Earning of Performance Units and Performance Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive payment on the number and value of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or other terms and conditions have been achieved or satisfied. The Committee shall determine the extent to which any such pre-established performance goals and/or other terms and conditions of a Performance Unit or Performance Share are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award not intended to qualify as Performance-Based Compensation.

9.4. Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units and Performance Shares shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the performance goals and/or other terms and conditions established by the Committee. Such Shares may be granted subject to any restrictions imposed by the Committee, including pursuant to Section 20.10. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5. Rights as a Shareholder. A Participant receiving a Performance Unit or Performance Share shall have the rights of a shareholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.6. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

9.7. Compliance With Code Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Performance Unit and/or Performance Share that is considered deferred compensation subject to the requirements of Code Section 409A shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Performance Share or Performance Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Code Section 409A.

ARTICLE X.

OTHER STOCK-BASED AWARDS

10.1. Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

10.2. Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3. Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash or Shares as the Committee determines.

10.4. Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

10.5. Compliance With Code Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Other Stock-Based Award that is considered deferred compensation subject to the requirements of Code Section 409A shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Other Stock-Based Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that an Other Stock-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Code Section 409A.

ARTICLE XI.

PERFORMANCE MEASURES

11.1. Performance Measures. The objective performance goals upon which the granting, payment and/or vesting of Awards to Covered Employees that are intended to qualify as Performance-Based Compensation may occur shall be based on any one or more of the following Performance Measures selected by the Committee:

(a) Earnings per share;

(b) Net earnings or net income (before or after taxes);

(c) Net sales or revenue;

(d) Net operating profit;

(e) Return measures (including return on assets, capital, invested capital, equity, sales or revenue);

(f) Cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

(g) Earnings before or after interest, taxes, depreciation and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Revenue growth;

(k) Expenses;

(l) Margins;

(m) Operating efficiency;

(n) Customer satisfaction;

(o) Working capital;

(p) Market share;

(q) Share price (including growth measures, market capitalization, total shareholder return and return relative to market indices); and

(r) Economic value added or EVA (net operating profit after tax minus capital multiplied by the cost of capital).

Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for performance-based compensation, and may be set forth in the applicable Award Agreement. Any Performance Measures may be used to measure the performance of the Company, its Affiliates, and/or Subsidiaries as a whole or any business unit of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (g) above as compared to various stock market indices.

11.2. Evaluation of Performance. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 11.3. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.3. Adjustment of Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is intended to qualify as Performance-Based Compensation, (a) the Committee may adjust downwards, but not upwards, any amount payable, or other benefits granted, issued, retained and/or vested pursuant to such an Award on account of satisfaction of the applicable performance goals on the basis of such further considerations as the Committee in its discretion shall determine, and (b) the Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death or Disability, or a Change of Control.

11.4. Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 11.1 and establish terms and conditions that do not satisfy all of the specific requirements set forth in this Article XI.

ARTICLE XII.

DIVIDEND EQUIVALENTS

12.1. Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 20.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award becomes payable or terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. Unless the Award Agreement provides otherwise, Dividend Equivalents that are considered deferred compensation subject to the requirements of Code Section 409A shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A). Any Dividend Equivalents that are accumulated and paid after the date specified in the preceding sentence shall be explicitly set forth in a separate arrangement that provides for the payment of the dividend equivalents at a time and in a manner that satisfies the requirements of Code Section 409A. No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

ARTICLE XIII.

TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

13.1. Transferability of Incentive Stock Options. No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or in accordance with Section 13.3. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

13.2. All Other Awards. Except as otherwise provided in Section 8.5 or Section 13.3 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 13.1 and any applicable Period of Restriction. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 13.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 13.2 shall be void and unenforceable against the Company.

13.3. Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries who shall be permitted to exercise his or her Option or SAR or to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she fully exercises his or her Option or SAR or receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, a Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.

ARTICLE XIV.

RIGHTS OF PARTICIPANTS

14.1. Rights or Claims. No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

(a)	Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)	Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause;

(c)	Give any Employee or Non-Employee Director the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee or Non-Employee Director bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(d)	Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

14.2. Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee or Non-Employee Director or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

14.3. Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the time of grant shall only result from continued services as a Non-Employee Director or continued employment with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award

14.4. No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

14.5. One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE XV.

CHANGE OF CONTROL

15.1. Treatment of Outstanding Awards. In the event of a Change of Control, unless otherwise specifically prohibited by any applicable laws, rules or regulations or otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control:

(a) Immediately prior to the occurrence of such Change of Control, any and all Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall immediately become fully exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the Award Agreement, and, in the event of a Participant’s Termination (including termination of employment or services with any successor of the Company, a Subsidiary or an Affiliate) under any circumstances during the one year period following the Change of Control, all Options, SARs and Other Stock-Based Awards (if applicable) held by such Participant (or such Participant’s beneficiary or transferee) shall remain exercisable at least until the first anniversary of such Termination or the expiration of the term of such Option, SAR or Other Stock-Based Award, if earlier.

(b) Immediately prior to the occurrence of such Change of Control, any restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be immediately canceled or deemed achieved, the Period of Restriction applicable thereto shall immediately terminate, and all restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall immediately lapse, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(c) Immediately prior to the occurrence of such Change of Control, all Awards which are outstanding shall immediately become fully vested and nonforfeitable.

(d) The target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares and other Awards shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the effective date of the Change of Control, unless actual performance exceeds the target, in which case actual performance shall be used. There shall be paid out to each Participant holding such an Award denominated in Shares, not later than five (5) days prior to the effective date of the Change of Control, a pro rata number of Shares (or the equivalent Fair Market Value thereof, as determined by the Committee, in cash) based upon an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used, and upon the length of time within the Performance Period which has elapsed prior to the Change of Control. Awards denominated in cash shall be paid pro rata to applicable Participants in cash within thirty (30) days following the effective date of the Change of Control, with the pro-ration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change of Control, and based on an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used.

(e) Subject to Section 15.4, any Award the payment or settlement of which was deferred under Section 20.6 or otherwise shall be paid or distributed immediately prior to the Change of Control, except as otherwise provided by the Committee in accordance with Section 15.1(f).

(f) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award shall be adjusted by substituting for each Share subject to such Award immediately prior to the transaction resulting in the Change of Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change of Control) received in such transaction by holders of Shares for each Share held on the closing or effective date of such transaction, in which event the aggregate Option Price or Grant Price, as applicable, of the Award shall remain the same; provided, however, that if such consideration received in such transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise or payment of an Award, for each Share subject to such Award, to be solely stock or other securities of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per-Share consideration received by holders of Shares in such transaction.

(g) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one Share, or, if higher, the highest Fair Market Value of a Share during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per-Share Option Price, Grant Price or outstanding unpaid purchase price, as applicable to the Award, multiplied by the number of Shares subject to such Award, or the applicable portion thereof.

(h) The Committee may, in its discretion, provide that an Award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a Change of Control.

15.2. No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.3 or 15.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XV need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the adjustments described in Section 15.1, in no event may any Option or SAR be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Article XV shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

15.3. Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of Section 15.1(g), the last sentence of Section 16.1 and Section 16.2) or any Award Agreement provision, the provisions of this Article XV may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

15.4. Compliance with Code Section 409A. Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Change of Control that is not a Qualified Change of Control occurs, and payment or distribution of an Award constituting deferred compensation subject to Code Section 409A would otherwise be made or commence on the date of such Change of Control (pursuant to the Plan, the Award Agreement or otherwise), (a) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (b) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Code Section 409A, and (c) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (b), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee. The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A. Additionally, the Committee shall not take any action pursuant to this Article XV that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

ARTICLE XVI.

AMENDMENT, MODIFICATION, AND TERMINATION

16.1. Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the shareholders of the Company (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs or for exemption from Section 162(m) of the Code, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a) except as is provided in Section 4.3, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.2;

(b) except as is provided in Section 4.3, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c) change the class of persons eligible to receive Awards under the Plan;

(d) change the Performance Measures set forth in Section 11.1;

(e) extend the duration of the Plan or the period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(f) otherwise require shareholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), and/or so that any Award that is intended to qualify as Performance-Based Compensation shall qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision), or (y) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except as is provided in Section 4.3, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant

Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR having an Option Price or Grant Price above the then-current Fair Market Value of the Shares in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

16.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Board or the Committee determines otherwise, and any such adjustment that is made with respect to an Award that is intended to qualify as Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision). Additionally, neither the Board nor the Committee shall not make any adjustment pursuant to this Article XVI that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE XVII.

TAX WITHHOLDING AND OTHER TAX MATTERS

17.1. Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

17.2. Withholding or Tendering Shares. Without limiting the generality of Section 17.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3. Restrictions. The satisfaction of tax obligations pursuant to this Article XVII shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

17.4. Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing Shares acquired by exercise of an ISO refer to such requirement to give such notice.

17.5. Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

17.6. No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE XVIII.

LIMITS OF LIABILITY; INDEMNIFICATION

18.1. Limits of Liability.

(a) Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b) None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c) Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

18.2. Indemnification. Subject to the requirements of Delaware law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XIX.

SUCCESSORS

19.1. General. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XX.

MISCELLANEOUS

20.1. Drafting Context. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

20.2. Forfeiture Events.

(a) Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment in the event of the Participant’s Termination for Cause or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee or Non-Employee Director). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement.

20.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.4. Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a Termination of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code). The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee or Non-Employee Director for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Non-Employee Director, or vice versa; and (e) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs and Code Section 409A applicable to any Options and SARs.

20.5. Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Secretary of the Company or any other Company official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVII, in accordance with the Plan and such Participant’s Award Agreement.

20.6. Deferrals. To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of the Period of Restriction or other restrictions with respect to Restricted Stock or the payment or satisfaction of Restricted Stock Units, Performance Units, Performance Shares, or Other Stock-Based Awards. If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a shareholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.3; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or Affiliate specified by the Committee for such purpose. Notwithstanding any provisions of the Plan to the contrary, in no event shall any deferral under this Section 20.6 be permitted if the Committee determines that such deferral would result in the imposition of additional tax under Code Section 409A.

20.7. Loans. The Company may, in the discretion of the Committee, extend one or more loans to Participants in connection with the exercise or receipt of an Award granted to any such Participant; provided, however, that the Company shall not extend loans to any Participant if prohibited by law or the rules of any stock exchange or quotation system on which the Company’s securities are listed. The terms and conditions of any such loan shall be established by the Committee.

20.8. No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers or eligible employees or grant or assume options or other rights otherwise than under the Plan.

20.9. Section 16 of Exchange Act and Code Section 162(m). Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of the Plan or an Award Agreement, any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be subject to any applicable limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder (including any amendment to the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Code Section 162(m)(4)(C), and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements and no action of the Committee that would cause such Award not to so qualify shall be effective.

20.10. Requirements of Law; Limitations on Awards.

(a) The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d) Upon termination of any period of suspension under this Section 20.10, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e) The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f) An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

20.11. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

20.12. Governing Law. The Plan and all Award Agreements and other agreements hereunder shall be construed in accordance with and governed by the laws of the state of Delaware, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. Unless otherwise provided in the Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

20.13. Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.

20.14. Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.

20.15. Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.16. No Fractional Shares. An Option or other Award shall not be exercisable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to the Option or other Award. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

20.17. Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

20.18. Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees or Non-Employee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b)	Determine which Employees and/or Non-Employee Directors outside the United States are eligible to participate in the Plan;

(c)	Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

(d)	Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.18 by the Committee shall be attached to the Plan as appendices; and

(e)	Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

* * *

ARTESIA
FRWY
RIVERSIDE
FRWY
GARDEN
GROVE
FRWY
MESA
JAMBOREE RD
BRISTOL ST
MAIN ST
FIRST AMERICAN HOME OFFICE
MACARTHUR
BEACH BLVD
COSTA
JOHN WAYNE AIRPORT
JAMBOREE RD
SAN JOAQUIN HILLS TRANS CORR
LAGUNA CYN
COAST HWY
COLUMBINE AVE
MAPLE
HALLADAY
S. MAIN ST
FIRST AMERICAN S
MACARTHUR PL
FIRST AMERICAN WAY
MACARTHUR BLVD
1 First American Way

From San Diego: Take I-5 north, transition to I-405 north to 55 north. Exit MacArthur Blvd., turn left under freeway to MacArthur Place. Right to First American Way.

From Los Angeles: Take I-5 south, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

From Riverside: Take 91 west, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2012

1:00 p.m. Pacific Time

At the home office of

First American Financial Corporation

1 First American Way, Santa Ana, California 92707

Your Vote Is Important to the Company!

First American Financial Corporation	proxy
1 First American Way
Santa Ana, California 92707

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2012.

The undersigned stockholder of First American Financial Corporation hereby revokes all previously granted proxies and appoints Dennis J. Gilmore and Kenneth D. DeGiorgio, and each of them, with power to each of substitution, to attend the annual meeting of the stockholders of said corporation to be held May 15, 2012, at 1:00 p.m. Pacific Time at the home office of First American Financial Corporation, 1 First American Way, Santa Ana, California, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR ALL ITEMS.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/faf
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 14, 2012.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 14, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò     Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of Class II directors:	01 George L. Argyros 03 Herbert B. Tasker 02 Dennis J. Gilmore	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory Vote to Approve Executive Compensation.	☐	For	☐	Against	☐	Abstain

3.	Approval of the Performance Criteria under the Company’s 2010 Incentive Compensation Plan.	☐	For	☐	Against	☐	Abstain

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.